UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ALICO, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ALICO, INC.

10070 Daniels Interstate Court

Suite 200

Fort Myers, FL 33913

Notice of Annual Meeting of Shareholders

To be held February 23, 2023

January 17, 2023

Dear Alico, Inc. Shareholders:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Alico, Inc. (the “Company” or “Alico” or referred to as “we”, “us” or “our” in this Notice and Proxy Statement) will be held at the offices of Trenam Law, 101 East Kennedy Boulevard, Suite 2700, Tampa, FL 33602 on February 23, 2023, at 9:30 a.m. Eastern Standard Time, for the following purposes:

1.
To elect the 8 nominees named in the attached Proxy Statement as Directors to serve on our Board of Directors. If elected, these 8 Directors will serve until the next Annual Meeting or until their respective successors have been elected and qualified;
2.
To ratify the Audit Committee’s selection of RSM US LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2023; and
3.
To transact any other business as may properly come before the Annual Meeting or any and all adjournments thereof.

Our Board of Directors has fixed the close of business on December 30, 2022, as the record date for determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record who own stock on the record date are entitled to receive notices about the Annual Meeting and to vote at the Annual Meeting.

Further details on how to vote by internet or by mail are set out in the accompanying proxy statement.

For the Board of Directors

Perry Del Vecchio
Chief Financial and Accounting Officer

Your vote is very important to us. If you need directions to the meeting location, you may contact the Corporate Secretary by phone at (239) 226-2000, by email at info@alicoinc.com or by mail at the address above. Whether or not you plan to attend and no matter how many shares you own, please mark your vote on the enclosed proxy card, sign and date it and mail it in the enclosed envelope. If you decide to attend the Annual Meeting in person, please be aware that we expect to be asking you to present your admission ticket for entry to the meeting. Accordingly, if you are attending in person, please tear off the admission ticket from the top half of the enclosed proxy card and bring it and a photo ID with you to the Annual Meeting.

If you so attend the Annual Meeting you may vote in person, if you wish, even if you have previously submitted a proxy. You may revoke your proxy at any time before the vote is taken by delivering to the Corporate Secretary a written revocation or a proxy with a later date or by voting your shares in person at the Annual Meeting in which case your proxy will be disregarded.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on February 23, 2023: This Notice, the attached 2023 Proxy Statement, and our Annual Report on Form 10-K for fiscal year 2022 are available at http://www.alicoinc.com.

ALICO, INC.

10070 Daniels Interstate Court

Suite 200

Fort Myers, FL 33913

PROXY STATEMENT

Annual Meeting of Shareholders

February 23, 2023

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to Be Held on February 23, 2023

The Proxy Statement and accompanying 2022 Annual Report to Shareholders are available at

www.alicoinc.com or at https://materials.proxyvote.com/016230

General

Our Board of Directors seeks your proxy for use in voting at the Annual Meeting of Shareholders of Alico, Inc. (the “Company”) to be held on Thursday, February 23, 2023 at 9:30 a.m. Eastern Standard Time at the offices of Trenam Law, 101 East Kennedy Boulevard, Suite 2700, Tampa, FL 33602 (the “Annual Meeting”). This Proxy Statement and proxy card will be mailed on or about January 20, 2023, to all holders of common stock entitled to vote at the Annual Meeting.

We have enclosed with the Proxy Statement our 2022 Annual Report to Shareholders for fiscal year 2022, which includes our Annual Report on Form 10-K for fiscal year 2022, and which in turn includes our audited financial statements for fiscal year 2022. The 2022 Annual Report to Shareholders (and the related Annual Report on Form 10-K included therein) does not constitute any part of the material for the solicitation of proxies.

Record Date

Holders of shares of our common stock as of the close of business on December 30, 2022, the record date, may vote at the Annual Meeting either in person or by proxy. At the close of business on December 30, 2022, there were 7,592,937 shares of our common stock outstanding and entitled to vote on each matter properly brought up at the Annual Meeting. The common stock is our only authorized voting security, and each share of common stock is entitled to vote at the Annual

Meeting. A shareholder of record giving a proxy may revoke it at any time before the vote is taken by delivering a written revocation or a proxy with a later date to the Corporate Secretary or by voting his or her shares in person at the Annual Meeting.

Purpose

At the Annual Meeting, the shareholders will be asked to vote on the following proposals:

Proposal 1: Election of 8 nominees named in this Proxy Statement to serve on our Board of Directors.

Proposal 2: Ratification of the Audit Committee’s selection of RSM US LLP as our independent registered public accounting firm for fiscal year 2023.

Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the shareholder of record with respect to those shares. The Proxy Statement, the enclosed proxy card and the 2022 Annual Report to Shareholders have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered to be the “beneficial owner” of those shares. As the beneficial owner, you have the right to instruct your broker, bank or other holder of record how to vote your shares. The Proxy Statement, the 2022 Annual Report to Shareholders and other materials have been forwarded to you by your broker, bank or other nominee, who is the shareholder of record. You will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

Voting Your Shares

Each shareholder has one vote per share. If you hold shares in your own name as a shareholder of record, you can cast your vote before the Annual Meeting by authorizing the individuals named on the enclosed proxy card to serve as your proxy to vote your shares at the Annual Meeting in the manner you indicate. You may do so by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope.

If you are a beneficial owner of shares held in street name, your broker, bank or nominee will provide you with materials and instructions for voting your shares.

Uninstructed Shares and Broker Discretionary Voting

Shareholders of Record

If you are a shareholder of record, and you sign and return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name

If your shares are held in street name and you do not provide specific voting instructions to the organization that holds your shares, the organization may generally vote at its discretion on “routine” matters, but not on “non-routine” matters.

The election of Directors is considered a “non-routine” matter; thus, brokers do not have discretionary authority to vote on the proposal to elect Directors if they do not receive instructions from a beneficial owner. Accordingly, if you are a beneficial owner, you must instruct your broker on how you want your shares to be voted on this proposal in order for the votes to be counted.

The ratification of the Audit Committee’s selection of auditor is considered a “routine” matter, thus brokers have discretionary authority to vote on the ratification of the Audit Committee’s selection of the auditor if they do not receive instructions from a beneficial owner.

See the below section titled “Broker Non-votes” for more information on broker discretionary voting.

Broker Non-votes

For shares held by brokers or nominees, your shares will be counted as “broker non-votes” (i) for any “non-routine” items for which you, as the beneficial owner or the person entitled to vote those shares, do not give voting instructions to the brokers or nominees and (ii) for any “routine” items for which the broker or nominee does not submit a vote. The broker or nominee does not have discretionary voting power on non-routine matters under rules applicable to broker-dealers, so the broker is unable to cast those uninstructed shares on “non-routine” items.

A broker “non-vote” with respect to the election of a director will not be counted as a vote “cast” for or against the director. Consequently, a broker “non-vote” with respect to the election of a director will not affect the outcome of the vote for that director.

A broker “non-vote” with respect to the ratification of the Audit Committee’s selection of auditor will not be counted as a vote “cast” for or against the proposal. Consequently, a broker “non-vote” with respect to the ratification of the Audit Committee’s selection of auditor will not affect the outcome of the vote.

Voting in Person at the Annual Meeting

If you hold shares in your own name as a shareholder of record, you are invited to attend the Annual Meeting and cast your vote at the meeting by properly completing and submitting a ballot at the meeting. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you are invited to attend the meeting in person, but in order to vote at the meeting you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting.

How You Can Change or Revoke Your Vote

If you hold shares in your own name as a shareholder of record, you may change your vote or revoke your proxy at any time before voting begins by:

•
giving written notice of revocation to our Corporate Secretary at any time before the voting begins; or
•
signing and delivering a proxy that is dated after the proxy you wish to revoke; or
•
attending the Annual Meeting and voting in person by properly completing and submitting a ballot.

Attendance at the Annual Meeting, in and of itself, will not cause your previously granted proxy to be revoked unless you vote at the meeting.

We must receive your notice of revocation or later-dated proxy at or prior to voting at the Annual Meeting for it to be effective. It should be delivered to:

Alico, Inc.

10070 Daniels Interstate Court

Suite 200

Fort Myers, FL 33913

Attention: Mary Molina, Corporate Secretary

You may hand deliver a written revocation notice, or a later-dated proxy, to the Corporate Secretary at the Annual Meeting before the voting begins.

If you are the beneficial owner of your shares held in street name and if you wish to change your vote, please check with your bank or broker and follow the procedures your bank or broker provides.

Quorum

The presence at the Annual Meeting, in person or by proxy, of holders of at least 3,796,469 shares (a majority of the number of shares of common stock issued and outstanding and entitled to vote as of the record date) is required to constitute a quorum to transact business at the meeting. Proxies marked “abstain” and broker “non-votes” will be counted in determining the presence of a quorum.

Abstentions

An abstention occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular proposal. An abstention with respect to the election of Directors, will not be counted as a vote “cast” for or against with respect to any Director nominee, and consequently, since Alico operates under majority voting for directors, an abstention with respect to any of such proposals will not affect the outcome of the vote. An abstention with respect to any other proposal at the Annual Meeting, including with respect to the ratification of the Audit Committee’s selection of auditor will not be counted as a vote “cast” for or against the proposal, and consequently, an abstention with respect to any of such proposals will not affect the outcome of the vote.

Voting Requirements

Election of Directors

Directors are elected by majority vote, which requires the affirmative vote of a majority of the total votes cast for or against at the Annual Meeting. For a description of our majority voting standard, please refer to the section captioned “Proposal 1: Election of Directors.” You may vote “FOR” or “AGAINST” for each nominee or you may designate that you “ABSTAIN”. Abstentions and broker non-votes are not counted as votes “FOR” or “AGAINST” and will not affect the outcome of the election of Directors. Shareholders may not cumulate votes in the election of the Directors.

In part as a result of an advisory vote from the 2020 Annual Meeting and based on an evaluation of our corporate governance structures generally, our Board of Directors approved an amendment to our Amended and Restated Bylaws to implement a majority voting standard in the election of Directors, except in the event of a contested election, in which case we will revert to a plurality voting standard, the default standard under applicable Florida law. For further description of our majority voting standard, please refer to the section captioned “Proposal 1: Election of Directors.”

Ratification of Independent Registered Public Accounting Firm

To ratify the selection of our independent registered public accounting firm, the “FOR” votes cast in favor of the matter must exceed the “AGAINST” votes cast against the matter. Any shares not voted (whether by abstention, broker “non-votes” or otherwise) will not be counted as votes cast and thus will not have an effect on the outcome of the vote.

Proxy Solicitation — Counting the Votes

We are soliciting your proxy for the Annual Meeting and will pay all costs related to the proxy solicitation process. The cost of preparing, assembling, printing and mailing the Notice of Meeting, this Proxy Statement, and the enclosed proxy card, and the printing of the 2022 Annual Report to Shareholders (which includes the Form 10-K for fiscal year 2022) will be paid by the Company. Following the mailing of this Proxy Statement, directors, officers and regular employees of the Company may solicit proxies by mail, telephone, e-mail or in person; such persons will receive no additional compensation for such services. We will request brokerage houses, bankers and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock. We will reimburse them for reasonable out-of-pocket expenses they incur for the solicitation.

A representative of our transfer agent, Computershare, will tabulate the votes and act as inspector of election to certify the results.

Attending the Annual Meeting

You must be a holder of Alico shares as of the record date of December 30, 2022, to attend the Annual Meeting. Further details on how to vote by internet or by mail are set out in this Proxy Statement. If you plan to attend the Annual Meeting in person, please tear off the admission ticket from the top half of the enclosed proxy card and bring it with you to the Annual Meeting to gain access. Please note that seating is limited, and admission will be on a first-come, first-served basis.

If you plan to attend the Annual Meeting in person, you will be expected to bring your admission ticket, along with a valid government-issued photo identification, such as a driver’s license, that matches your name on the admission ticket, and to present them prior to being admitted to the Annual Meeting. We reserve the right to deny admission to any person who does not bring both a valid admission ticket and photo identification, with matching names.

For security reasons, you and your bags may be subject to search prior to your admittance to the Annual Meeting. Attendees will not be permitted to bring food or beverages, cameras, camera phones, cell phones, recording equipment, electronic devices, computers, large bags, briefcases, weapons (including any item we may deem to be a weapon, in our sole discretion) or packages into the Annual Meeting.

The Annual Meeting is expected to begin promptly at 9:30 a.m. Eastern Standard Time. Check-in will begin at 9:00 a.m., Eastern Standard Time, and you should allow time for the check-in procedures.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our common stock as of January 13, 2023, by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock; (ii) each Director, including Mr. Eisner who does not intend to stand for re-election at the Annual Meeting; (iii) each Named Executive Officers (“NEO”); and (iv) all Directors and Executive Officers as a group. Unless otherwise indicated, the persons listed in this table have sole voting and dispositive power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Unless otherwise specified in the notes to this table, the address for each person is: c/o Alico, Inc., 10070 Daniels Interstate Ct., Suite 200, Fort Myers, FL 33913, Attention: Mary Molina, Corporate Secretary.

	Shares Beneficially Owned(1)
Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Class
5% or Greater Shareholders
Remy W. Trafelet (2)	751,068	9.9%
Brian J. Higgins (3)	514,287	6.8%
Clayton G. Wilson/Rio Verde Ventures, LLC (4)	405,052	5.3%
Thomas A. Satterfield Jr. (5)	457,460	6.0%
Directors and Named Executive Officers
George R. Brokaw (6)	260,918	3.4%
R. Greg Eisner (6)	30,817	*
Katherine R. English (6)	5,940	*
Benjamin D. Fishman (6) (7)	5,724	*
W. Andrew Krusen, Jr. (6) (8)	34,546	*
Toby Purse (6)	11,687	*
Adam H. Putnam (6)	7,076	*
Henry R. Slack (6) (9)	156,994	2.0%
John E. Kiernan (10)	59,079	*
Richard Rallo, CPA (11)	8,619	*
Danny Sutton (12)	9,488	*
James Sampel (13)	991	*
Perry Del Vecchio (14)	747	*

All Executive Officers, Directors and Director nominees as a group (13 persons)	592,626	7.8%

* Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) that deem shares to be beneficially owned by any person who has or shares voting and/or dispositive power with respect to such shares. The Percent of Class of shares owned has been calculated based on the denominator, which in each case uses the respective sum of 7,599,497 shares, (which represents the number of shares outstanding on January 13, 2023) and the number of vested stock options held by the respective named individual or group.
(2)
A Form 4 filed on March 8, 2021 by Mr. Trafelet provided that Mr. Trafelet is the beneficial owner of 751,068 shares of common stock including 588,283 shares of common stock held by a revocable trust of which Mr. Trafelet is the grantor and over which he has sole voting and dispositive power over such shares and 162,785 shares of common stock held by Delta Offshore Master II, LTD (the “Fund”) of which Mr. Trafelet may be considered to be the indirect beneficial owner and having shared voting and dispositive power, all by virtue of his position with Trafelet Capital Management, L.P. which serves as the manager of the Fund. Mr. Trafelet’s address of record is 248 Via Marila, Palm Beach, FL 33480.

(3)
A Schedule 13G filed on November 15, 2019 by Mr. Higgins provided that Mr. Higgins is the beneficial owner of 514,287 shares of common stock, with Mr. Higgins having sole voting and dispositive power over such shares. Mr. Higgin’s address of record is 299 Park Avenue, 40th Floor, New York, NY 10171.
(4)
A Schedule 13G filed on November 22, 2019 by Clayton G. Wilson provided that Mr. Wilson and Rio Verde Ventures, LLC, a limited liability company wholly owned by Mr. Wilson (collectively with Mr. Wilson the “Wilson Group”) is the beneficial owner of 405,052 shares of common stock, with Mr. Wilson having sole voting and dispositive power over such shares. The Wilson Group’s address of record is 21299 US Highway 27, Lake Wales, FL 33859.
(5)
A Schedule 13G filed on February 14, 2022 by Thomas A. Satterfield Jr. provided that Mr. Satterfield is the beneficial owner of 457,460 shares of common stock, with Mr. Satterfield having sole voting and dispositive power over 52,500 of those shares. The beneficial ownership numbers for Mr. Satterfield also include 6,500 shares are held jointly with Rebecca S. Satterfield, Mr. Satterfield’s spouse; 60,000 shares are held by Tomsat Investment & Trading Co., Inc., a corporation wholly owned by Mr. Satterfield and of which he serves as President; 165,000 shares are held by Caldwell Mill Opportunity Fund, LLC which fund is managed by an entity of which Mr. Satterfield owns a 50% interest and serves as Chief Investment Manager; and 122,500 shares are held by A.G. Family L.P., a partnership managed by a general partner controlled by Mr. Satterfield. In addition, Mr. Satterfield has limited powers of attorney for voting and dispositive purposes with respect to shares held by 12 others, aggregating 50,160 shares. Mr. Satterfield’s address of record is 15 Colley Cove Drive, Gulf Breeze, Florida 32561.
(6)
Includes shares received under the Directors Stock Compensation Plan pursuant to such Director’s election to receive shares in lieu of cash fees.
(7)
Does not include 31,976 shares that had been issued to Mr. Fishman as nominee on behalf of Arlon Valencia Holdings LLC (“Arlon”) in connection with his service on the Board of Directors, but which Mr. Fishman transferred, when received, to Arlon. Mr. Fishman was serving as a director on behalf of Arlon and received such shares as nominee in connection with such service on the Board of Directors.
(8)
Dominion Financial Group, Inc. ("DFG") is the managing general partner of WIT Ventures, LTD ("WIT"). Mr. Krusen is the Non-Executive Chairman of DFG and a DFG shareholder. Mr. Krusen has no investment authority at WIT or DFG and disclaims beneficial ownership of the shares held by WIT except to the extent of his pecuniary interest therein.
(9)
Rinyami, LLC, of which Mr. Slack is the Managing Member and has voting and dispositive power over shares held, holds 128,571 shares of common stock. Mr. Slack disclaims beneficial ownership of the shares held by Rinyami LLC except to the extent of his pecuniary interest therein. Montac Trust, a trust for which Mr. Slack is a beneficiary, holds 1,820 shares of common stock. Two trusts, for which certain of Mr. Slack’s family members are beneficiaries, hold 1,000 shares of common stock. Mr. Slack disclaims beneficial ownership of the shares held by both Montac Trust and the two-family trusts except to the extent of his pecuniary interest therein.
(10)
The amounts shown for Mr. Kiernan include 22,500 vested stock options exercisable at $33.60 per share and 36,579 shares received under restricted stock award agreements of which 19,079 of the indicated shares were vested as of January 13, 2023. With respect to the remaining shares, 8,750 shares vest on January 1, 2025 and 8,750 shares vest on January 1, 2026.
(11)
The amounts shown for Mr. Rallo include 619 shares received under restricted stock award agreements which were vested as of January 13, 2022.
(12)
The shares shown for Mr. Sutton include 100 directly acquired and owned shares, 8,000 vested stock options exercisable at $33.96 per share and 1,388 shares received under restricted stock award agreements which were vested as of January 13, 2023.
(13)
The amounts shown for Mr. Sampel represent the portion of the shares received under restricted stock award agreements which were vested as of January 13, 2023.
(14)
The shares shown for Mr. Del Vecchio represent shares received under a restricted stock award agreement which vest on January 1, 2024.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than 10% of the Company’s Common Stock, to file initial reports of ownership and reports of changes of ownership with the SEC and furnish copies of those reports to the Company.

Specific due dates for such reports have been established by the SEC and the Company is required to disclose any failure to file reports by such dates. Based solely on the review of copies of such reports and amendments thereto and other information furnished to us, we believe that, during fiscal year 2022, all Directors, Executive Officers and persons who beneficially own more than 10% of our common stock complied in a timely manner with all such filing requirements except for the following: (i) John Kiernan filed one Form 4 on November 12, 2021 and one Form 4 on April 25, 2022, each showing 1 late reported transaction, (ii) Arlon Valencia Holdings LLC filed one Form 4 on October 8, 2021, showing 1 late reported transaction, (iii) Richard Rallo filed one Form 4 on November 12, 2021 showing 1 late reported transaction, (iv) Danny Sutton filed one Form 4 on November 12, 2021 showing 1 late reported transaction, and (v) James Sampel filed one Form 4 on November 12, 2021 showing 1 late reported transaction.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board of Directors currently consists of 9 seats, the members being George R. Brokaw, R. Greg Eisner, Katherine R. English, Benjamin D. Fishman, John E. Kiernan, R. W. Andrew Krusen, Jr., Toby K. Purse, Adam H. Putnam and Henry R. Slack. Mr. Eisner does not intend to stand for re-election at the Annual Meeting. Mr. Eisner’s decision to not stand for re-election to the Board is not a result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices. The Board of Directors has resolved to reduce its size from 9 to 8 members effective as of the date of the Annual Meeting to eliminate the vacancy that would otherwise result from Mr. Eisner’s decision not to stand for re-election.

Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Mr. Brokaw, Ms. English, Mr. Fishman, Mr. Kiernan, Mr. Krusen, Mr. Purse, Mr. Putnam and Mr. Slack for re-election as Directors to hold office for the ensuing year or until their respective successors are duly elected and qualified, unless they earlier resign or a vacancy is created due to the death or removal of any such Director or for other cause in accordance with the Amended and Restated Bylaws of the Company. If you give no specific direction how your proxy should be voted, such proxy, if properly submitted, will be voted by management FOR the election of the nominees set forth above to serve as Directors. The proxy cannot be voted for a greater number of persons than 8. The Board of Directors has determined that all nominees are qualified to serve. All nominees have consented to being named in this Proxy Statement and have notified management that they will serve, if elected. Management knows of no reason why any of these nominees would be unable or unwilling to serve, but, if any of the nominees should be unable or unwilling to serve as a Director, the persons designated as proxies reserve full discretion to cast their votes for another person in his/her place.

In accordance with procedures established by the Nominating and Corporate Governance Committee, each of the nominees shall tender his or her contingent resignation to the Board of Directors. If any nominee does not receive a majority of the votes cast at the Annual Meeting, the Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

Board Diversity Matrix

The members of our Board of Directors have provided the diversity information below. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of January 13, 2023)
Total Number of Directors	9
	Female	Male	Non-Binary	Did not Disclose Gender
Part I: Gender Identity
Directors	1	8	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	8	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did not Disclose Demographic Background	—

Qualifications, Attributes and Skills of the Members of Alico’s Board of Directors

The chart below summarizes certain key qualifications, attributes, and skills for each of Alico’s Directors (each of whom is also a Director nominee, except for Mr. Eisner, who does not intend to stand for re-election at the Annual Meeting). An “X” in the chart below indicates an area of focus or expertise of a Director on which the Board currently relies.

Skills & Experience
Board of Directors Experience	x	x		x	x	x	x	x	x
Agriculture Industry Experience	x		x	x	x	x	x	x	x
CEO/Business Head	x	x		x	x	x	x	x	x
International	x	x		x	x	x	x	x	x
Human Capital Management/ Compensation	x	x	x	x	x	x	x	x	x
Finance/Capital Allocation	x	x		x	x	x	x	x	x
Financial Audit Experience	x	x		x	x	x	x	x	x
Government/Public Policy			x	x				x	x
Strategic Planning	x	x	x	x	x	x	x	x	x
Environmental Science/Policy/Regulation			x		x			x
Mergers and Acquisitions	x	x		x	x	x	x		x
Risk Management	x	x		x	x	x	x	x	x
Corporate Governance	x	x	x	x	x	x		x	x
Technology/Systems	x				x	x	x		x
Business Ethics	x	x	x		x	x	x	x	x
Real Estate	x		x	x	x	x		x
Minerals and Mining	x		x		x	x			x

CORPORATE GOVERNANCE HIGHLIGHTS

✓ 8 out of 9 Directors are independent as of January 1, 2023

✓ Separate Chairman and CEO positions with clearly defined roles

✓ Refreshed Board and committee structure, with 3 new independent Directors added in last 4 fiscal years, including one diverse director

✓ Retirement policy generally requires that Directors do not stand for election after reaching the age of 75

Nominees for Directors to be Elected at the 2023 Annual Meeting of Shareholders to Serve Until 2024

The following sets forth a brief summary of each nominee’s principal occupation, recent professional experience and other qualifications, considered by the Nominating and Governance Committee and the Board of Directors, and directorships at other public companies in the past five years, if any.

Nominee	Age	Position with the Company, if any	Business Experience and Qualifications

George R. Brokaw	55	Chairman

George R. Brokaw has served on the Board of Directors since November 19, 2013. He served as Executive Vice Chairman from December 31, 2016 until December 31, 2019. He became Chairman of Alico on February 24, 2022. Mr. Brokaw is a private investor through several private and public investment vehicles. Mr. Brokaw previously held senior roles at Highbridge Capital Management, Perry Capital, LLC, and Lazard Freres and Co. LLC. Mr. Brokaw is also a member of the Board of Directors of DISH Network Corporation, CTO Realty Growth, Inc. and several other private boards. He has significant public company Audit, Compensation and Nominating & Executive Committee experience. He also serves on several not-for profit boards including the French American Foundation, Huguenot Society of America and the Society of Mayflower Descendants. He previously served as a director to several public and private companies, including: Modern Media Acquisition Corp., North American Energy Partners Inc., Capital Business Credit LLC, Timberstar, Capital Business Credit LLC, Exclusive Resorts, LLC, and Value Place Holdings LLC. Mr. Brokaw received a B.A. degree from Yale University, a J.D./M.B.A. from the University of Virginia and is a member of the New York Bar.

Katherine R. English	58	Director

Ms. English has served on the Board of Directors since August 6, 2020, and brings to the Board of Directors extensive knowledge and experience in the areas of agriculture and environmental and land use law. Ms. English is, and has been since 2000, a Partner at Pavese Law Firm. Her practice concentrates on agricultural, environmental and land use law with an emphasis on developing value and maintaining productivity for larger properties. She has particular experience representing companies whose key businesses are farming, conservation and development. Before entering law school, she was a field representative for Florida Citrus Mutual, working with its grower members in nine counties in South and Southwest Florida. She served the American Farm Bureau Federation as the founding chair of its Water Quality and Quantity Issue Advisory Committee. She is a graduate of the Wedgworth Leadership Institute for Agriculture and Natural Resources at the University of Florida. Ms. English received a B.A. degree from the University of Florida and a J.D degree from Mercer University Walter F. George College of Law.

Benjamin D. Fishman	46	Director

Mr. Fishman has served on the Board of Directors since November 19, 2013, and as the non-employee Executive Chairman from July 1, 2019 until February 24, 2022. He brings to the Board of Directors extensive knowledge and experience in the agriculture industry. On November 19, 2018, Mr. Fishman was appointed as Interim President of Alico and served in this position until July 1, 2019. From 2007 – 2021, Mr. Fishman was a Managing Director of the Continental Grain Company (CGC), a global investor, owner and operator of companies with more than 200 years of history across the food and agribusiness spectrum. From 1998–2000, he served as a Strategic and Financial Analyst for CGC. Mr. Fishman left CGC in 2000 to co-found The Grow Network, which was sold to the McGraw–Hill Companies in 2004. In 2005, he was a National Finalist for the White House Fellowship. Mr. Fishman returned to CGC in 2005 and helped to establish CGC’s investment activities. Mr. Fishman is a Member of the Alumni Council of Collegiate School in New York City. Ben received his B.A., cum laude, in political theory from Princeton University.

John E. Kiernan	55	Director, President and Chief Executive Officer

President and Chief Executive Officer (July 1, 2019 – Present). Mr. Kiernan has served on the Board of Directors since February 27, 2020. Prior to serving as President and Chief Executive Officer, Mr. Kiernan served as Executive Vice President and Chief Financial Officer (June 1, 2015 – June 30, 2019). Before joining Alico, Mr. Kiernan worked as the CFO of Greenwich Associates, a private global research-based consulting firm serving the financial services industry. He previously worked as the Treasurer and SVP for Capital Markets & Risk Management for Global Crossing until its $3 billion sale to Level 3 in 2011. He was also the Vice President of Investor Relations for Misys plc, which maintained a public listing on the London Stock Exchange and a Nasdaq listing for one of its subsidiaries, and a Director of Corporate Development for IBM. Earlier in his career, Mr. Kiernan served as a Managing Director at Bear Stearns, specializing in IPOs and M&A for technology companies. Mr. Kiernan has been a member of the Board of Directors for Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), parent company of PeoplesBank, since April 12, 2022, and serves on its Corporate Governance and Nominating Committee, Audit Committee, and Compensation Committee. He received a B.A. in Finance and History summa cum laude from Saint Vincent College, an M.B.A. from the Darden Graduate School of Business Administration and a Juris Doctorate from the University of Virginia School of Law. He is a member of the New York Bar and a Certified Treasury Professional. Mr. Kiernan has completed coursework in Director Professionalism as a member of the National Association of Corporate Directors.

W. Andrew Krusen, Jr.	74	Director

Mr. Krusen has served on the Board of Directors since November 19, 2013, and brings to the Board of Directors extensive knowledge and experience in the areas of business leadership, finance and capital markets and real estate. Mr. Krusen is Non–Executive Chairman of Dominion Financial Group, Inc., a merchant banking organization that provides investment capital to the natural resources, communications and manufacturing and distribution sectors. He is also the managing member of Krusen – Douglas, LLC, a large landowner in the Tampa, Florida area. Mr. Krusen also serves as a director of several privately held companies. He is currently a director and chairman of Florida Capital Group, Inc. – a Florida bank holding company, as well as Florida Capital Bank, N.A., its wholly owned subsidiary. Mr. Krusen is a former member of the Young Presidents’ Organization and is currently a member of the World President’s Organization and the Society of International Business Fellows. He is past Chairman of Tampa's Museum of Science and Industry. Mr. Krusen holds a B.A. degree in Geology from Princeton University.

Toby K. Purse	50	Director

Mr. Purse has served on the Board of Directors since April 29, 2019, and brings to the Board of Directors extensive knowledge and experience in the areas of agriculture, business leadership and finance. Mr. Purse is the Chief Operating Officer of Lipman Family Farms, the largest open-field tomato grower in North America. Mr. Purse, who is a certified public accountant, has been with Lipman Family Farms since 2004 and has also served as Chief Administrative Officer and Chief Financial Officer. Mr. Purse is a member of the Florida Tomato Committee, the Florida Tomato Growers Exchange and the Florida Tomato Exchange. Mr. Purse is a graduate of and received a B.A. degree and Masters’ degree from the University of South Florida.

Adam H. Putnam	48	Director

Mr. Putnam has served on the Board of Directors since August 6, 2020, and brings to the Board of Directors extensive knowledge and experience in the areas of agriculture, business leadership and finance. Mr. Putnam is the Chief Executive Officer of Ducks Unlimited, a U.S. nonprofit organization dedicated to the conservation of wetlands and associated upland habitats for waterfowl, other wildlife, and people. He served as Florida’s Commissioner of Agriculture from 2011-2019 and was a US Congressman for five terms. He also was the House Republican Conference Chair from 2007-2009. A fifth generation Florida farmer and rancher, Mr. Putnam also serves on the advisory board for AgAmerica Lending and is a founding director of Leading Harvest, which advances agricultural sustainability practices across the supply chain. Mr. Putnam is a graduate of the University of Florida and received a B.S. degree in Food and Resource Economics.

Henry R. Slack	73	Director

Mr. Slack has served on the Board of Directors since November 19, 2013, and had served as Executive Chairman from December 31, 2016 to June 30, 2019. He brings to the Board of Directors extensive experience in the areas of business, finance and capital markets. Mr. Slack is managing director of Quarterwatch LLC, and was on the Board of W.R. Grace & Co. between 2019 and 2021. He was Chairman of Terra Industries, an international nitrogen-based fertilizer company, from 2001 until 2010. For many years he has also served as a director of E. Oppenheimer and Son International Limited, formerly a private investment and family holding company. He was Chief Executive Officer of Minorco SA, an international mining company, from 1991 until 1999, when that company merged with Anglo American Corporation to form Anglo American plc. Mr. Slack was a member of the board of directors and the executive committee of Anglo American Corporation, an international mining finance company, from 1981 until 1999. He was on the board of directors of Salomon Brothers Inc., from 1982 to 1988, SAB Miller plc., one of the world’s largest brewers, from 1998 to 2002, and for more than 20 years on the board of Engelhard Corporation until its acquisition in 2006. Mr. Slack is a graduate (B.A. in History) of Princeton University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE FOR THEIR ELECTION AS DIRECTORS.

How Nominees Are Selected

Typically, Board of Directors vacancies are filled from nominees recommended by the Nominating and Governance Committee after considering nominees proposed by Directors or those who come to the attention of the Nominating and Governance Committee through their performance in areas of benefit to the Company. In addition, the Nominating and Governance Committee will accept for consideration the names of qualified nominees submitted by shareholders of the Company, including nomination proposals that comply with the Nominating and Governance Committee’s formal policy with regard to shareholder nominations as described below in the section entitled “Committees of the Board of Directors; Nominating and Governance Committee.” These processes are expected to remain the same for the foreseeable future.

Director Qualifications — The Nominating and Governance Committee determines the selection criteria of Director nominees based upon the Company’s needs at the time nominees are considered. In evaluating Director candidates, the Nominating and Governance Committee will consider a candidate’s:

•
intellect;
•
integrity;
•
broad-based experience at the policy-making level in business, government, education or the public interest;
•
analytical ability;
•
ability to qualify as an Independent Director;
•
ability and willingness to devote time and energy to effectively carry out all Director responsibilities; and
•
unique qualifications, skills and experience.

The Nominating and Governance Committee also considers the diversity of Director candidates and seeks to enhance the overall diversity of the Board of Directors. The Nominating and Governance Committee also assesses each candidate’s contribution to the diversity of the Board of Directors in a broader sense, including age, education, experience, skills and other qualifications.

The Nominating and Governance Committee recommends Director nominees to the Board of Directors to be submitted for election at the next Annual Meeting of Shareholders. The Board of Directors selects Director nominees based on its assessment and consideration of various factors. These factors include the current Board of Directors profile, the long-term interests of shareholders, the needs of the Company and the goal of creating an appropriate balance of knowledge, experience and diversity on the Board of Directors. The Audit Committee members are selected based on their expertise and independence in accordance with current SEC and the Nasdaq Stock Market Rules (the “Nasdaq Rules”).

We believe that our Director nominees are well qualified under the criteria described above. Each Director nominee brings a variety of qualifications, skills, attributes and experience to the Board of Directors.

A common trait among our Director nominees is executive leadership experience. Such experience brings a variety of benefits, including an understanding of business management, various business functions and strategic planning. Other advantages of an executive leadership background include experience with policy-making, risk management and corporate governance matters.

The biographical information above identifies and highlights additional qualifications, skills, attributes and experience that each Director nominee brings to the Board of Directors.

Corporate Governance Matters

Directors Independence

To be considered independent under Nasdaq Rules, a Director may not be employed by Alico or engage in certain types of business dealings with Alico. In addition, as required by Nasdaq Rules, the Board of Directors is required to make an affirmative determination that the Director has no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities as a Director.

The Board of Directors has determined that there are no material relationships between the Company and each of Mr. Brokaw, Mr. Fishman, Mr. Slack, Mr. Eisner (who is not standing for re-election), Ms. English, Mr. Krusen, Mr. Purse, and Mr. Putnam. Accordingly, Mr. Brokaw, Mr. Fishman, Mr. Slack, Mr. Eisner (who is not standing for re-election), Ms. English, Mr. Krusen, Mr. Purse, and Mr. Putnam qualify as, and are determined to be, independent as of January 1, 2023 in accordance with the Nasdaq Rules and the Sarbanes-Oxley Act of 2002.

It is the policy of the Board of Directors to have separate meetings for independent Directors (each an “Independent Director” and collectively the “Independent Directors”) at least twice a year and at other times as requested by an Independent Director. Each meeting shall be led by a chairman chosen pro tem by the Independent Directors. The Company met this requirement during the fiscal year ended September 30, 2022.

Board of Directors Leadership Structure and Role in Risk Oversight

The Board of Directors currently consists of 9 members and the positions of Chairman of the Board and Chief Executive Officer are held by separate people. Mr. Brokaw became Chairman on February 24, 2022, Mr. Fishman served as the non-employee Executive Chairman of the Board from July 1, 2019 through February 24, 2022. From December 31, 2016 to June 30, 2019, Mr. Slack served as the Company’s Executive Chairman. The Board of Directors believes that the current separation of the Chairman and Chief Executive Officer roles is appropriate for the Company because it separates the leadership of the Board of Directors from the duties of day-to-day leadership of the Company. This structure allows the Chief Executive Officer to focus his time and energy on managing and operating the Company while the Chairman directs his attention to the broad strategic issues considered by the Board of Directors. The Board of Directors also believes that its Independent Directors provide strong leadership and complement the talents of our management team.

The Board of Directors has delegated certain duties with respect to risk oversight for the Company to the Audit Committee, which is composed solely of Independent Directors. Under the terms of the Board of Directors’ Audit Committee Charter, the Audit Committee is charged with discussing with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Audit Committee provides regular reports to the Board of Directors, and the Board of Directors considers risk assessment and risk management policies where appropriate.

Majority voting standard for election of Directors

Under our Bylaws, in uncontested elections (that is, where the number of nominees does not exceed the number of directors to be elected), nominees for Director must receive the affirmative vote of a majority of the votes cast in order to be elected to the Board of Directors. Any incumbent Director who receives a greater number of votes “against” the Director’s election than votes “for” is required to offer to submit his or her resignation to the Board of Directors following the shareholder vote. The Nominating and Corporate Governance Committee will consider and recommend to the Board of Directors whether to accept the resignation offer. The Board of Directors will act on such recommendation and publicly disclose its decision within 90 days following the shareholder vote. This process allows the Board of Directors the opportunity to identify and assess the reasons for the vote, including whether the vote is attributable to dissatisfaction with a Director’s overall performance or is the result of shareholder views on a particular issue.

Environmental, Social and Governance

Alico seeks not only to maximize value for its customers and shareholders, but also to enhance its legacy by employing sustainable practices in all critical aspects of operations including stewardship of both its natural and human resources. The Company recognizes the increased emphasis by shareholders, business partners and other key constituents in recent years on the ability of businesses to integrate environmental, social and governance programs that are embedded into day-to-day business policies and practices.

Alico published its second Sustainability Report in December 2022, and it is posted on our website at http://www.alicoinc.com/sustainability.

Environmental

Our environmental efforts are rooted in our sense of accountability for our actions, both to our stakeholders and society as a whole. We are committed to continuously improving the environmental sustainability of our business, to reducing the impact of our operations, and to using resources and materials thoughtfully. We continue to engage our associates, customers, suppliers, and other stakeholders in our environmental efforts.

Social Responsibility

At Alico, Inc., we recognize our responsibility to uphold the Company’s founding values, which, for approximately 124 years, have always centered on working ethically, responsibly, and with integrity. We also look for ways to make a positive difference at work and in our communities.

Our Workplace

We believe the talent and dedication of the Alico team in the agriculture industry is second to none. This diverse work force of talented, dedicated employees is considered to be one of the Company’s most valuable assets.

Some workplace highlights include:

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We foster a work environment that is safe, inclusive, respectful, and fair – and that allows people of different backgrounds, experiences, and perspectives to work together in efforts to reach common business and professional goals.
•
The safety of our team members is a top priority.
•
The Company’s policies prohibit discrimination and harassment based on race, color, religion, age, sex, national origin, disability status, genetics, protected veteran status,

sexual orientation, gender identity or expression, or any other characteristic protected by federal, state or local laws.
•
Providing human rights training to all employees, reinforcing our commitment to labor and human rights in our operations and across our value chain.
•
Launching the Alico Hispanic Council Committee, a business resource group dedicated to supporting our Hispanic and Latinx employees.
•
Alico’s Women’s Council is in its second year, led solely by our female senior managers, in order to provide female employees with a vehicle through which they can express their thoughts and ideas, participate in personal growth and professional development programs, and learn about career opportunities within the Company.
•
We have invested in modular online educational programs to provide our employees with guidance and opportunities for improving their personal and professional development.
•
We are successful because of our employees, and they share in that success, as we believe that we provide competitive compensation and benefits, with team members at all levels being eligible for rewards in the form of bonuses.

Sustainability

Corporate sustainability is often defined as meeting the needs of the present without compromising the ability of the future generations to meet their needs. At Alico, sustainability is a key element of our beliefs – our focus on sustainability shapes how we operate our company day to day. Alico has been in existence for generations and we are committed to managing the Company so that we can continue to be around for generations to come.

Alico’s employees are dedicated to producing the highest quality oranges, primarily for use in making not-from-concentrate orange juice. Alico has a sharp focus on caring for its citrus trees and tending to the land so as to keep the land productive for generations to come. Alico’s caretaking practices have been developed through decades of experience with a focus not only on today’s production, but also on future production, while at the same time seeking to protect the environment.

We remain focused on sustainable farming programs. In cooperation with our largest customers, Alico periodically engages in a comprehensive sustainability study which addresses social, economic and environmental objectives. The studies have shown that we have continued to effectively address and make progress with respect to each of these areas. We also believe that our approximately 5.5 million existing citrus trees, of which 1.9 million have been planted since 2017, provide invaluable environmental advantages, especially helping to mitigate global warming by absorbing carbon dioxide, removing and storing carbon, and releasing oxygen back into the air. Additionally, our 20,000 acres of pristine ranch land, which includes natural undisturbed wetlands, provides habitat for a variety of wildlife including several protected species.

Alico has a long history of working with state and local governments, as well as private organizations, in seeking to protect environmentally sensitive land.

Committees of the Board of Directors

Shareholders and other interested parties may communicate with the Board of Directors by forwarding written comments to the Board of Directors of Alico, Inc., 10070 Daniels Interstate Court, Suite 200, Fort Myers, Florida 33913. The Company’s contact information and procedures are also included on the Company’s website at http://www.alicoinc.com.

Executive Committee

Although the Board of Directors of the Company had historically appointed an Executive Committee as a standing committee, the Company has not found it necessary to convene any meetings of the Executive Committee over the past several years, preferring to engage the entire Board of Directors in actions appropriate for Board consideration and action. Accordingly, during fiscal year 2021, the Executive Committee was eliminated by the Board of Directors as a standing committee of the Company.

Audit Committee

The Audit Committee acts on behalf of the Board of Directors in fulfilling the Board of Directors’ oversight responsibilities with respect to the following:

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reviewing the accounting and financial reporting processes and the annual independent audit of the financial statements;
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maintaining the integrity of the Company’s financial statements and disclosures;
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complying with legal and regulatory requirements;
•
reviewing the retention, qualifications, compensation, independence and performance of the Company’s independent registered public accounting firm;
•
ensuring the Company maintains internal audit processes; and
•
providing an avenue of communication between management and the internal and external auditors.

The Audit Committee’s Charter is available on the Company’s website at http://www.alicoinc.com, in the Governance section of the Investors webpage, and is available in printed form upon request from the Corporate Secretary, 10070 Daniels Interstate Court Suite 200, Fort Myers, FL 33913.

The Audit Committee is currently composed of five Directors: W. Andrew Krusen, Jr. (Chairman), R. Greg Eisner (who is not standing for re-election), Benjamin D. Fishman, Toby K. Purse and

Adam H. Putnam. All members of the Audit Committee are independent in accordance with the applicable Nasdaq Rules. The Board of Directors has determined that Mr. Krusen is qualified to serve, and has been designated, as the Audit Committee Financial Expert. The Audit Committee met four times in fiscal year 2022.

Compensation Committee

The Compensation Committee is responsible for the following:

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determining and approving the compensation of the Chief Executive Officer;
•
advising on and approving the compensation for other executive officers;
•
advising on and approving the compensation philosophies, goals and objectives for the executive officers;
•
making recommendations to the Board of Directors with respect to long-term incentive compensation and equity-based plans, including Director compensation; and
•
providing oversight of the Company’s compensation policies, plans and benefits programs.

The Compensation Committee is governed by a written charter adopted and approved by the Board of Directors. The Compensation Committee’s Charter is available on the Company’s website at http://www.alicoinc.com, in the Governance section of the Investors webpage and is available in printed form upon request from the Corporate Secretary, 10070 Daniels Interstate Court Suite 200, Fort Myers, FL 33913.

The Compensation Committee is currently composed of four Directors: Toby K. Purse (Chairman), R. Greg Eisner (who is not standing for re-election), Katherine R. English and W. Andrew Krusen, Jr. The Board of Directors has determined that Ms. English and Messrs. Purse, Eisner and Krusen are independent under the Nasdaq Rules. The Compensation Committee met three times in fiscal year 2022. Semler Brossy Consulting Group, LLC has served as the compensation consultant for the Company and provides advice and data to the Compensation Committee from time to time as requested. The Compensation Committee engaged Semler Brossy Consulting Group, LLC in fiscal year 2022 to provide advice about compensation-related matters.

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee is an officer or employee of the Company or was formerly an officer of the Company. In addition, there are no interlocking relationships between any of these Directors and any other current Executive Officer of the Company, and each of the Committee members is independent under the Nasdaq Rules.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for the following:

•
reviewing annually the performance of the Board of Directors;
•
recommending nominees to serve on the Board of Directors to fill new positions or vacancies;
•
reviewing performance and qualifications of Directors before they stand for re-election; and
•
reviewing corporate governance guidelines to assure their relevance to and compliance with the Company’s current situation and recommending changes to these principles to the Board of Directors for its consideration and approval.

The Nominating and Governance Committee’s Charter is available on the Company’s website at http://www.alicoinc.com, in the Governance section of the Investors webpage and is available in printed form upon request from the Corporate Secretary, 10070 Daniels Interstate Court Suite 200, Fort Myers, FL 33913.

Currently, the four members of the Nominating and Governance Committee are Katherine R. English (Chairperson), Adam H. Putnam, Toby K. Purse and Henry R. Slack. The Board of Directors has determined that Ms. English, Mr. Putnam, Mr. Purse, and Mr. Slack are independent under the Nasdaq Rules. The Nominating and Governance Committee met two times during fiscal year 2022.

There were no fees or expenses paid to a third party in fiscal year 2022 for the identification or evaluation of potential Director nominees.

The Nominating and Governance Committee has adopted a formal policy with regard to the consideration of any Director candidates recommended by shareholders. Subject to the foregoing, the criteria for consideration of shareholder recommendations are as follows: (a) for each Annual Meeting of the Company’s shareholders, the Nominating and Governance Committee will accept for consideration only one recommendation from any shareholder or affiliated group of shareholders; (b) only candidates who satisfy the Company’s minimum qualifications for Directors will be considered; and (c) in considering shareholder recommendations, the Nominating and Governance Committee will take into account, among other factors, the size and duration of the recommending shareholder’s ownership interest in the Company and whether the shareholder intends to continue holding that interest through the Annual Meeting date.

Sustainability and Corporate Responsibility Committee

Alico believes sustainable practices support long term ecological balance, environmental soundness and social equity. The Sustainability and Corporate Responsibility Committee reviews and approves sustainability goals and progress towards those goals and reviews the Company’s annual published sustainability report. Alico’s sustainability policies and its inaugural annual sustainability report are posted on our website at http://www.alicoinc.com/sustainability.

The Sustainability and Corporate Responsibility Committee is governed by a written charter adopted and approved by the Board of Directors. The Sustainability and Corporate Responsibility Committee Charter is available on the Company’s website at http://www.alicoinc.com, in the Governance section of the Investors webpage and is available in printed form upon request from the Corporate Secretary, 10070 Daniels Interstate Court Suite 200, Fort Myers, FL 33913.

The Sustainability and Responsibility Committee is currently composed of four Directors: Adam H. Putnam (Chairman), R. Greg Eisner (who is not standing for re-election), Katherine R. English and Benjamin D. Fishman. The Board of Directors has determined that Ms. English and Messrs. Putnam, Eisner and Fishman are independent under the Nasdaq Rules. The Sustainability and Responsibility Committee met two times in fiscal year 2022.

Code of Business Conduct and Ethics and Corporate Governance Principles

The Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all Directors, officers and employees. The code covers all areas of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information, compliance with all applicable laws and regulations and oversight and compliance. The Board of Directors has also adopted Corporate Governance Principles to guide its own operations. Both documents are available on the Company’s website at http://www.alicoinc.com in the Governance section of the Investors webpage and are available in printed form upon request from the Corporate Secretary, 10070 Daniels Interstate Court, Suite 200, Fort Myers, FL 33913.

Communications with Directors

Shareholders and other interested parties may communicate with the Board of Directors by forwarding written comments to the Corporate Secretary at Alico, Inc., 10070 Daniels Interstate Court, Suite 200, Fort Myers, FL 33913, with a request to forward the communication to the intended recipient. In general, any shareholder communication delivered to the Company for forwarding to members of the Board of Directors will be forwarded in accordance with the shareholder’s instructions. However, the Company reserves the right not to forward to members of the Board of Directors any abusive, threatening, or otherwise inappropriate materials. The

Company contact information and procedures are also included on the Company’s website at http://www.alicoinc.com.

Board of Directors Meetings

The Board of Directors met six times and acted by written consent four times during fiscal year 2022. Each Director attended all of the Board of Directors meetings and committee meetings held by all committees on which they served. It is the Company’s policy to strongly encourage its Directors to attend the Annual Meeting of Shareholders, in addition to attendance at regular Board of Directors and committee meetings. All of the members of the Board of Directors (who were members of the Board of Directors or were Director–nominees of the Board of Directors at the time of the 2022 Annual Meeting of shareholders) attended the 2022 Annual Meeting of Shareholders, either telephonically or in person.

DIRECTOR COMPENSATION

Director Fees

Under our director compensation arrangement that became effective on April 1, 2013 (the “Director Compensation Plan”), our Directors (including employee directors) receive an annual fee of $75,000 in cash. No additional fees are payable for attendance at each Board of Directors meeting. For service as a standing committee chairman, Directors are paid an additional $5,000 annually, with the exception of the chairman of the Audit Committee, who receives an additional total of $10,000 annually and the Chairman of the Board, who receives an additional total of $50,000 annually. Mr. Brokaw has waived the additional fee for serving as the Chairman of the Board. All annual fees are payable on a quarterly basis.

Mr. Kiernan has waived any director compensation while he is employed as the Company’s President and Chief Executive Officer.

Prior to the beginning of each calendar year, each Director may elect to receive all or any portion of his or her Director fees, including those received for chairing any committee, in the form of common stock with a market value at the time of such quarterly installment equal to 100% of the amount of such fees otherwise payable in cash.

Additional Arrangements

The Company pays for or provides (or reimburses its Directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board of Directors, committee or Company meetings, or participating in Director education programs and other Director orientation or educational meetings.

2022 Director Compensation

The following table provides information concerning the compensation of the Company’s Directors for the fiscal year ended September 30, 2022. As of September 30, 2022, there were no stock options outstanding for any Director, relating to director services. Accordingly, the column for such information has been omitted from the table below. For a complete understanding of the table, please read the footnotes and the narrative disclosures that follow the table.

	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Name	($)	($)	($)
George R. Brokaw	$—	75,000	$75,000
R. Greg Eisner	$—	75,000	$75,000
Katherine R. English	$—	78,750	$78,750
Benjamin D. Fishman	$—	111,250	$111,250
W. Andrew Krusen, Jr.	$—	85,000	$85,000
Toby K. Purse	$—	80,000	$80,000
Adam H. Putnam	$—	80,000	$80,000
Henry R. Slack	$—	75,000	$75,000

(1)
Totals represent the value of common stock received in lieu of cash fees pursuant to each Director’s election under the Stock Incentive Plan of 2015 and the Director Compensation Plan, as recognized for financial statement reporting purposes with respect to fiscal year 2022, which for all grants were equal to the grant date fair value, computed in accordance with FASB ASC 718. Directors who so elect are granted shares of common stock in lieu of cash fees on a quarterly basis each year. All awards are vested upon grant and thus there are no outstanding unvested stock awards.

Executive Officers

The following table sets forth certain information on each of the Executive Officers of the Company as of the record date. Information for Mr. Kiernan is set forth in the above section of the Proxy Statement entitled “Nominees for Directors to be Elected at the 2023 Annual Meeting of Shareholders to serve until 2024.”

Name	Age	Position and Background with the Company

Perry Del Vecchio	55

Chief Financial and Accounting Officer (September 6, 2022 – Present). Prior to Mr. Del Vecchio serving as Chief Financial and Accounting Officer, Mr. Del Vecchio served as Vice President and Controller for Lexyl Travel Technologies LLC, a global travel technology company, from October 2021 through September 2022. Prior to that, he was Controller for Fulcrum Hospitality LLC, a hospitality asset management and real estate investment company, from November 2018 to October 2021. He held finance management positions at Advantage Rent A Car from June 2017 to November 2018, including as Vice President of Finance. Mr. Del Vecchio held various finance management positions within the Hertz organization over a period of 22 years from March 1995 to April 2017, including having served as a senior finance leader for the Hertz organization’s $6 billion US Rent A Car division during part of his tenure with that company. Mr. Del Vecchio earned his M.B.A. degree from Montclair State University and earned CPA credentials while an auditor with Deloitte & Touche.

Danny Sutton	50

President of Alico Citrus (November 2017–Present). Prior to Mr. Sutton serving as President of Alico Citrus, Mr. Sutton served as Alico’s VP of Citrus Operations (May 2017–November 2017) and Alico’s Director of Citrus (April 2006–May 2017). Mr. Sutton has been with Alico, Inc. since January 1999. Before joining the Company, Mr. Sutton was employed by Hilliard Brothers of Florida, a company involved in citrus, sugarcane and cattle. Mr. Sutton is a member of the Florida Department of Citrus Board, and the Gulf Citrus Growers Association Board. Mr. Sutton earned a B.S. in Citrus Business from Florida Southern College.

James Sampel	58

Chief Information Officer (December 31, 2015–Present). Prior to joining Alico, Mr. Sampel was CIO and Managing Director of Greenwich Associates, a research based consulting firm servicing the financial services industry; Director of Information Technology for 454 Life Sciences Corporation, an early–stage life sciences equipment manufacturing company; and Manager of Advanced and Emerging Technology for Perkin Elmer, a Fortune 200 manufacturer of life sciences and laboratory equipment. Previous roles with Perkin Elmer included: Manager of Global Infrastructure, Senior Network Architect, Senior Systems Analyst, Software Support Supervisor and Field Service Engineer. Mr. Sampel earned his M.B.A. in Information Systems from Pace University and his B.S. in Electronics Engineering Technology from DeVry University.

Family Relationships

There are no family relationships between or among the Directors, the Director nominees or Executive Officers of the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately follows this report. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended September 30, 2022.

Submitted by the Compensation Committee of the Board of Directors:

Toby K. Purse, Chairman

R. Greg Eisner

Katherine R. English

W. Andrew Krusen, Jr.

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis discusses the compensation program provided to our NEOs in fiscal year 2022 and describes the compensation philosophy on which the fiscal year 2022 compensation was based.

In fiscal year 2022, our NEOs were:

•
John E. Kiernan—President and Chief Executive Officer
•
Richard Rallo, CPA—Senior Vice President, Chief Financial and Chief Accounting Officer and Corporate Secretary. On May 17, 2022, Richard Rallo notified the Company of his decision to resign from his role as the Company’s Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer) effective as of May 31, 2022.
•
Perry G. Del Vecchio–Chief Financial and Accounting Officer
•
Danny Sutton—President of Alico Citrus
•
James Sampel—Chief Information Officer

The Company’s compensation philosophy and program design is intended to support the Company’s business strategy and align executives’ interests with those of shareholders and employees. A significant portion of the Company’s executive compensation opportunity is related to factors that influence shareholder value, including return on assets, long-term stock performance, and operational performance. The Company believes that as an executive’s responsibilities increase, so should the proportion of his or her total pay composed of variable compensation and tied to long-term shareholder value creation.

Say on Pay Vote and Other Input from Shareholders

The Company implemented the Stock Incentive Plan of 2015 following approval by shareholders at the 2015 Annual Meeting of Shareholders. The plan includes a clawback provision and prohibits stock option repricing.

At the 2021 Annual Meeting of Shareholders, our shareholders expressed their support of our executive compensation philosophy and program by approving the non-binding advisory vote on our executive compensation. Approximately 90% of votes cast supported our executive compensation policies and practices. The Compensation Committee has reviewed and considered the results of this advisory shareholder vote as an endorsement of the Company’s current executive compensation program. The Compensation Committee will continue to evaluate the executive compensation program, seeking to keep the program in line with the Company’s short and long-term goals and to take shareholder feedback and the results of say-on-pay votes into consideration when making future compensation decisions.

Compensation Committee and Compensation Practices

The Compensation Committee regularly reviews best practices related to executive compensation to ensure consistency with the Company’s compensation philosophy. Consistent with this philosophy and taking into account business results, the following executive compensation practices were in place for fiscal year 2022:

•
total compensation levels for executives were generally positioned at or below the median (50th percentile) of the market;
•
a well-defined peer group of comparative companies and published surveys, coupled with input from prior year discussions with compensation consultants were used to provide a reference point in the evaluation of executive compensation;
•
executives received modest perquisites; and
•
historical share awards have generally been paid from treasury stock, subject to availability.

Executive Compensation Program and Philosophy

The intent of the Company’s executive compensation program is to attract and retain talent and to create incentives for and reward excellent performance. To that end, we seek to compensate our executives in a manner that:

•
is competitive;
•
rewards performance that creates shareholder value and recognizes individual contributions; and
•
encourages longer-term value creation.

Each year, the Compensation Committee reviews the Company’s financial performance and evaluates each executive’s role in influencing such performance to determine if, and to what extent, each NEO’s individual contribution merited discretionary compensation. The Compensation Committee utilizes quantitative and qualitative factors, including the accomplishment of initiatives, attitude, and leadership, to assess performance, taking into account the financial condition of the Company and the contribution of the NEOs in the context of relevant conditions. Conditions may include many factors beyond the executive’s control, such as weather, commodity prices, and strategic opportunities.

Compensation Consultants

The Compensation Committee makes recommendations to the Board of Directors for all aspects of executive compensation, including the structure and design of the compensation program. The Compensation Committee is responsible for retaining and terminating compensation consultants and determining the terms and conditions of their engagement. The Compensation Committee, from time to time, has engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) to advise the Compensation Committee with respect to the Company’s compensation program, and to perform various related studies and projects.

Semler Brossy interacts and reports directly to the Compensation Committee when engaged. Semler Brossy provides services only to the Compensation Committee as an independent consultant and does not have any other consulting engagements with, or provide any other services to, Alico. The independence of Semler Brossy has been assessed according to factors stipulated by the SEC and the Compensation Committee concluded that no conflict of interest exists that would prevent Semler Brossy from independently advising the Compensation Committee.

During fiscal year 2022, the Compensation Committee engaged Semler Brossy to advise on certain compensation matters with respect to executive officers.

Pay Mix

As noted above, the Compensation Committee believes that a significant portion of each executive’s compensation opportunity should be composed of variable compensation and should be tied to value creation for shareholders. The Compensation Committee believes that this mix provides an appropriate balance between the fixed compensation required to attract and retain qualified individuals and the Compensation Committee’s goal of ensuring that executive compensation rewards performance that benefits shareholders over the long term.

Base Salaries

Base salaries for the Company’s NEOs are based on their scope of responsibilities, education and training levels, leadership abilities, performance and specialized skills. Determination of salaries is based on the Company’s financial performance, overall financial condition, individual performance, and the current competitive market environment, and may include a review of the Company’s peer group and other relevant data. Because the Compensation Committee wishes to incentivize executives with pay for performance, base salary levels of the Company are generally lower than the market median.

Annual Discretionary Cash Bonuses

The Company has an annual discretionary cash bonus program. The Compensation Committee works closely with the Chief Executive Officer and Chief Financial Officer to evaluate the Company’s financial performance and overall financial condition to determine whether or not discretionary bonuses are to be paid for the particular fiscal year.

When the Compensation Committee determines that the interests of the Company and its shareholders would be served by the payment of discretionary bonuses, the Compensation Committee considers the individual performance of each executive and his or her role in influencing Company performance and the financial condition of the Company. In the case of NEOs other than the CEO, these evaluations are based in part on input from the Company’s CEO regarding each executive’s performance. All Compensation Committee actions regarding the discretionary bonuses are subject to the review and approval of the Board of Directors.

Retirement Benefits

Executive officers are allowed to participate in the Company’s tax-qualified 401(k) and Profit Sharing Plan offered to all full-time employees. Under the plan, the Company matches each participating employee’s elected contribution to the plan with an employer contribution, but with such match not to exceed 4% of a participating employee’s eligible compensation. In addition to the mandatory matching contribution, annual discretionary contributions, based on a percentage of salary determined at the Board of Directors’ sole discretion, may be contributed by the Company pursuant to the qualified profit-sharing portion of the plan. There were no such discretionary contributions authorized in fiscal years 2022, 2021 or 2020.

Health and Welfare Benefits, Perquisites, and Other Fringe Benefits

The Company’s executive officers receive health and insurance benefits, such as group medical and life insurance, under plans generally available to all salaried employees. Other fringe benefits consist of supplemental life insurance, Company-provided vehicles, and dividends paid on unvested stock where appropriate. The Company does not own a corporate jet or helicopter, nor does it pay for country club dues or other such perquisites.

Compensation Risk Assessment

From time to time, a comprehensive assessment is conducted to identify potential risks within the Company’s compensation program. The Company does not use highly leveraged short-term incentives that could encourage short-term, high-risk strategies at the expense of long-term performance and value. Furthermore, the Compensation Committee is involved in making compensation decisions that are consistent with the Company’s business strategy. The Company’s compensation program promotes consistent annual performance by including weighting variable compensation so that it rewards executives for favorable operating and financial performance.

Employment Agreements

The Company entered into an employment agreement and associated bonus agreement with Mr. Kiernan on April 1, 2022 and entered into an employment agreement with Mr. Del Vecchio on September 6, 2022. These employment and bonus agreements are intended to provide continuity and stability in the leadership of our organization. Mr. Kiernan’s employment and bonus agreements generally provide for an annual base salary (subject to a specified minimum), sign-on bonus, target annual cash bonuses based on different identified achievements, long term incentive cash bonuses based on different identified achievements, restricted share grants with vesting terms, grants of Company shares tied to long-term performance, severance upon a qualifying termination of employment, a termination bonus upon a Change in Control, and restrictive covenants. Mr. Del Vecchio’s employment agreement generally provides for an annual base salary (subject to specified minimums), sign on bonus, target annual cash bonuses, restricted share grants with vesting terms, eligibility for grants of Company shares tied to long-term performance, severance upon a qualifying termination of employment, and restrictive covenants. The employment and bonus agreements are described in further detail in “Executive Compensation-Employment Agreements with Named Executive Officers” below.

Indemnification Agreements

The Company has entered into Indemnification Agreements with each of its Named Executive Officers and Directors (each, an “Indemnified Party”). Pursuant to the terms of the agreements, the Company agreed to indemnify each Indemnified Party to the fullest extent permitted by applicable law, against all expenses, judgments, and fines incurred in connection with any legal proceeding brought against an Indemnified Party by reason of the fact that he or she is or was an officer or Director of the Company or by reason of any action taken by him or her while acting on behalf of the Company. The Company also agreed to maintain directors’ and officers’ liability insurance policies at existing coverage levels for as long as an Indemnified Party continues to serve as an officer or Director of the Company and for a period of six years thereafter.

Stock Ownership Guidelines for CEO and Directors

The Company believes that its CEO should have a financially significant investment in the Company so that his or her interest and the interest of the Company’s shareholders are aligned. In furtherance of this goal, in January 2013, the Board of Directors adopted a CEO Stock Purchase Policy requiring the CEO to beneficially own shares in the Company with a value equal to the higher of the market value or the price at which the CEO acquired the stock that is equal to or greater than $250,000 or the lesser amount applicable to a phase-in period (the “Company CEO Target Stock Ownership Requirement”), determined as of the end of each fiscal year. During the phase-in period, the CEO who is phasing-in ownership must own, as of each measurement date (as described below) and at all times thereafter while he or she is the CEO of the Company, stock in the Company with a market value at least equal to or greater than the phase-in Company CEO Target Ownership Requirement as follows: The CEO must (i) have ownership of $50,000 in Company common stock, at the end of the fiscal year during which the CEO is hired (the “first measurement date”), (ii) have ownership of $150,000 in Company common stock at the end of the next fiscal year after the first measurement date, and (iii) have ownership of $250,000 in Company common stock at the end of the second fiscal year after the first measurement date. Mr. Kiernan met the Company CEO Target Stock Ownership Requirement throughout fiscal year 2022 and is now subject to the fully phased in requirement.

In 2005, the Board of Directors adopted, and the Company’s shareholders approved, a Director stock purchase policy requiring that all Directors own Alico common stock with a market value (or cost, if higher) that is equal to or greater than $200,000 or such lesser amount as is applicable to a phase-in period (the “Company Director Target Stock Ownership Requirement”). To provide Directors serving on the Board of Directors as of the date of the adoption of this policy and new Directors who subsequently join the Board of Directors the opportunity to meet this requirement over a reasonable period of time, each such Director has three years to achieve the overall Company Director Target Stock Ownership Requirement. If the Director is elected to the Board of Directors at a time when there is less than four months remaining in the fiscal year, then the three-year period for overall compliance with the Company Director Target Stock Ownership Requirement would be extended until two years following the end of the next full fiscal year. The Company Director Target Stock Ownership Requirement is measured at the end of the phase-in period and annually thereafter at the end of each fiscal year. Throughout fiscal year 2022, all of our Directors, except for Mr. Fishman, met the applicable Company Director Target Stock Ownership Requirement. Mr. Fishman, as a result of a change in his position with Arlon, which received all Alico shares Mr. Fishman earned as an Alico director between 2013 and 2021 and did not meet the stock ownership requirements. The Company has consulted with Mr. Fishman and he is working to get back into compliance with the Company Director Target Stock Ownership requirement.

Incentive Stock Option Grants

Incentive stock option grants (“ISO Grants”) of 118,000 options to certain executive officers, officers and managers were granted on October 11, 2019. The option exercise price for these options was set at $33.96, the closing price on October 11, 2019. These ISO Grants will vest as follows: (i) 25% of the options will vest if the price of the Company’s common stock during a consecutive 20-trading day period exceeds $35.00; (ii) 25% of the options will vest if the price of the Company’s common stock during a consecutive 20-trading day period exceeds $40.00; (iii) 25% of the options will vest if the price of the Company’s common stock during a consecutive 20-trading day period exceeds $45.00; and (iv) 25% of the options will vest if the price of the Company’s common stock during a consecutive 20-trading day period exceeds $50.00. If the applicable stock price hurdles have not been achieved by (A) the date that is 18 months following the termination of employment, if the employment is terminated due to death or disability, (B) the date that is 12 months following the termination of employment, if the employment is terminated by the Company without cause, with good reason, or due to the retirement, or (C) the date of the termination of the employment for any other reason, then any unvested options will be forfeited. In addition, if the applicable stock price hurdles have not been achieved by December 30, 2022 then any unvested options will be forfeited. The ISO Grants will also become vested to the extent that the applicable stock price hurdles are satisfied in connection with a change in control of the Company. During the fiscal year ended September 30, 2022, the stock did not trade above $40.00 per share for twenty consecutive days (the $35.00 per share threshold was met during fiscal year 2020 and thus 25% was previously vested); accordingly, no additional amounts of the ISO Grants had vested at September 30, 2022.

Tax Impact on Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) places a $1 million limit on the amount of compensation the Company may deduct for tax purposes in any year with respect to each NEO,

exclusive of certain legacy performance-based compensation that meets applicable requirements. However, the Tax Cuts and Jobs Act of 2017 (“Tax Act”) generally eliminated the ability to deduct compensation qualifying for the “performance-based compensation” exception under Code Section 162(m) for tax years commencing after December 31, 2017.

In particular, Code Section 162(m) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to anyone who has ever been the Company’s chief executive officer, chief financial officer or one of the three highest compensated officers in any fiscal year beginning after December 31, 2016 (i.e., a “covered employee”). For the Company’s fiscal year 2018 and prior taxable years, an exception to this deduction limit applied to “performance-based compensation,” such as stock options and other equity awards that satisfied certain criteria. Under the Tax Act, the performance-based pay exception to Code Section 162(m) was eliminated, but a transition rule may allow the exception to continue to apply to certain performance-based compensation payable under written binding contracts that were in effect on November 2, 2017.

The Compensation Committee considers the deductibility of compensation when designing the Company’s executive compensation program; however, there can be no assurance that all compensation, if and when any is paid to any NEO, will ultimately prove to be deductible to the Company under the Code and applicable U.S. Treasury Regulations. Further, when considered warranted based on competitive or other factors, the Compensation Committee may decide to exceed the deductibility limit under Section 162(m) of the Code or to otherwise pay nondeductible compensation.

Executive Compensation

The following table provides information regarding the compensation of our NEOs for fiscal years 2022, 2021 and 2020. This table should be read in conjunction with the Compensation Discussion and Analysis, which sets forth the objectives and other information regarding our executive compensation program.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary(c)	Bonus(d)	Stock Grants(e)	Option Grants(f)	All Other Compensation(i)	Total(j)
John E. Kiernan (1)	2022	$386,308	$125,000	$778,050	$—	$52,725	$1,342,083
President and Chief Executive Officer	2021	$360,000	$300,000	$103,505	$—	$32,622	$796,127
	2020	$360,000	$241,500	$—	$—	$23,909	$625,409

Richard Rallo, CPA (2)	2022	$213,586	$—	$25,026	$—	$39,016	$277,628
Senior Vice President, Chief Financial Officer and	2021	$275,000	$75,000	$17,901	$—	$25,897	$393,798
Accounting Officer and Corporate Secretary	2020	$275,000	$53,625	$—	$102,400	$24,744	$455,769

Perry Del Vecchio (3)	2022	$12,923	$25,000	$25,025	$—	$374	$63,322
Chief Financial Officer	2021	$—	$—	$—	$—	$—	$—
	2020	$—	$—	$—	$—	$—	$—

Danny Sutton (4)	2022	$292,713	$50,000	$25,026	$—	$25,741	$393,480
President of Citrus	2021	$275,000	$75,000	$20,649	$—	$25,638	$396,287
	2020	$275,000	$61,875	$—	$102,400	$24,787	$464,062

James Sampel (5)	2022	$228,860	$35,000	$17,525	$—	$20,371	$301,756
Chief Information Officer	2021	$215,000	$52,500	$15,009	$—	$20,026	$302,535
	2020	$215,000	$45,000	$—	$51,200	$19,465	$330,665

(1)
Mr. Kiernan began serving as President and Chief Executive Officer on July 1, 2019. Prior to serving as President and Chief Executive Officer, Mr. Kiernan served as Senior Vice President and Chief Financial Officer.
(2)
Mr. Rallo began serving as Senior Vice President and Chief Financial and Accounting Officer on July 1, 2019 and continued in that capacity until his resignation on May 31, 2022. Prior to serving as Senior Vice President and Chief Financial and Accounting Officer, Mr. Rallo served as Chief Accounting Officer. On May 17, 2022, Richard Rallo notified the Company of his decision to resign from his role as the Company’s Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

effective as of May 31, 2022. Column (i) includes $20,000 earned by Mr. Rallo under his consulting agreement for the period June 2022 through September 2022.
(3)
Mr. Del Vecchio began serving as Chief Financial Officer on September 6, 2022.
(4)
Mr. Sutton began serving as President of Alico Citrus on November 1, 2017. Prior to serving as President of Alico Citrus, Mr. Sutton served as Alico's Vice President of Citrus Operations.
(5)
Mr. Sampel began serving as Chief Information Officer on December 31, 2015.

Columns ((g)-(h)) have been omitted as they are not applicable.

Salary (Column (c))

The amounts reported in Column (c) represent base salaries paid to each of the NEOs for each of the last three completed fiscal years.

Bonuses (Column (d))

The amounts reported in Column (d) represent discretionary bonuses paid to each of the NEOs for the last three completed fiscal years, as indicated.

Stock Grants (Column (e))

The amount reported in Column (e) represents the grant date value of shares granted under Restricted Stock Award Agreements entered into by the CEO and the Company and by each of the NEOs and the Company on November 10, 2020. The Restricted Stock Awards reflected in these Restricted Stock Award Agreements fully vested on January 1, 2022. During fiscal year 2022, the CEO and the Company entered into Restricted Stock Award Agreements on October 15, 2021, April 1, 2022 and May 18, 2022. Mr. Rallo, Mr. Sutton and Mr. Sampel and the Company entered into Restricted Stock Award Agreements on November 5, 2021, and Mr. Del Vecchio and the Company entered into a Restricted Stock Award Agreement on September 6, 2022.

Option Grants (Column (f))

The amounts reported in Column (f) represent (i) the fair value of stock option awards received by Mr. Kiernan on September 7, 2018; (ii) the fair value of stock option awards received by Mr. Kiernan on October 25, 2018; and (iii) the fair value of stock option awards received by Mr. Rallo, Mr. Sutton and Mr. Sampel on October 11, 2019. The fair value of the option grants was estimated on the date of each grant using a Monte Carlo valuation model. For information on the assumptions used to calculate the fair value of stock option grants, refer to “Note 9. Common Stock and Options” of our audited consolidated financial statements for the fiscal year ended September 30, 2022 included in our Form 10-K filed with the SEC on December 13, 2022.

All Other Compensation (Column (i))

The amounts reported in Column (i) represent the aggregate dollar amount for each NEO for perquisites and other personal benefits and Company contributions to the Company’s 401(k) retirement plans. The following table shows and explains the specific amounts included in Column (i) of the Summary Compensation Table for fiscal year 2022. Under SEC rules, the Company is required to identify by type all perquisites and other personal benefits for an NEO if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount for that individual. For purposes of uniformity, all information regarding perquisites has been provided for each NEO, not just those meeting the $10,000 threshold.

Name	Perquisites and Other Personal Benefits(1)	Company Contributions to Retirement Plan	Insurance Premiums (2)	Total
John E. Kiernan	$24,486	$12,000	$16,239	$52,725
Richard Rallo, CPA	$1,459	$8,647	$8,910	$19,016
Perry Del Vecchio	$374	$—	$—	$374
Danny Sutton	$3,615	$12,024	$10,102	$25,741
James Sampel	$2,373	$7,269	$10,729	$20,371

(1)
Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company, including but not limited to, the amount of the dividends paid on unvested stock and the cost to the Company for Company cars used for commuting and other personal transportation.
(2)
Represents applicable premiums paid on health and life insurance policies for each of the NEOs.

Total Compensation (Column (j))

The amounts reported in Column (j) are the sum of Columns (c) through (i) for each of the NEOs. All compensation amounts reported in Column (j) include amounts actually paid or awarded; there were no amounts of compensation deferred and thus the Column (j) totals include no deferrals.

Grants of Plan-Based Awards in Fiscal Year 2022

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock (#)	Grant date fair value of stock and option awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John E. Kiernan	10/15/2021	—	—	—	—	—	—	2,500	86,025
	4/1/2022	—	—	—	—	—	—	5,000(1)	189,900
	5/18/2022	—	—	—	—	—	—	12,500(1)	502,125
	4/1/2022 ABP	110,000(2)	320,000(2)	330,000(2)	—	—	—	—	—
	4/1/2022 LTIP	200,000(3)	600,000(3)	1,000,000(3)	—	—	—	—	—
	4/1/2022	—	—	—	—	20,000(4)	—	—	736,200

Richard Rallo	11/5/2021	—	—	—	—	—	—	674(5)	25,026

Perry Del Vecchio	9/6/2022	—	—	—	—	—	—	747	25,025

Danny Sutton	11/5/2021	—	—	—	—	—	—	674	25,026

James Sampel	11/5/2021	—	—	—	—	—	—	472	17,525

(1)
Amounts reported represent grants of restricted stock pursuant to Kiernan’s Bonus Agreement based on average stock price exceeding the respective thresholds set forth in Kiernan’s Bonus Agreement.
(2)
These amounts represent the sum of (i) the potential performance-based annual cash incentive awards payable for performance during fiscal year 2022 under the Kiernan Bonus Agreement, with the respective amounts based on the extent to which the adjusted EBITDA threshold (based on the Company’s budgeted target for adjusted EBITDA) and the return on invested capital threshold (based on 100% of Six Year Olympic Average of Return on Invested Capital as the target) are achieved and (ii) for the target amount, the potential discretionary bonus of $100,000. For fiscal year 2022, only the discretionary bonus of $100,000 was awarded.

(3)
These amounts represent the potential performance-based cash incentive awards payable for performance measured over a long-term period of October 1, 2021 through and including September 30, 2024, under the Kiernan Bonus Agreement, with the respective amounts based on (i) the extent to which certain specified dollar amounts of cumulative operating cash flow for the long-term period are achieved and (ii) the extent to which certain specified dollar amounts of cumulative return of capital for the long-term period are achieved. Although the Kiernan Bonus Agreement also contemplates the potential for additional long-term incentive awards based a percentage of net sales proceeds from the approved sales of Alico ranch acreage which percentage (i.e., a percentage of between 0.6% and 1.1%) is in turn based on the gross sales price per acre in each respective sale, no amounts are included in the table as the Company does not believe, given the uncertainty as to if and when any such sales may occur, it can reasonably determine a meaningful estimate of such additional long-term bonus amount.
(4)
Amount reported represents additional shares of restricted shares that would be awarded to Mr. Kiernan under the terms of the Kiernan Bonus Agreement if at any time during the long-term period of October 1, 2021 through and including September 30, 2024, the average 30-day closing per share price of the Company’s stock was to exceed $45.
(5)
Amount reported represents shares of restricted stock that were granted to Mr. Rallo on November 5, 2021, with a vesting date of January 1, 2023; however, these restricted shares did not vest and were forfeited when Mr. Rallo left the Company on May 31, 2022.

Employment Agreements with Named Executive Officers

John E. Kiernan

On April 1, 2022 (the “Effective Date”), the Company entered into an amended and restated employment agreement with John E. Kiernan, dated as of April 1, 2022 (the “Kiernan Employment Agreement”). At the same time, on the Effective Date, the Company and Mr. Kiernan entered into an annual performance and long term bonus agreement (the “Kiernan Bonus Agreement”). Pursuant to the Kiernan Employment Agreement, Mr. Kiernan will remain President and Chief Executive Officer of the Company, for a term commencing on the Effective Date and ending on September 30, 2024, subject to extension and termination pursuant to the provisions of the Kiernan Employment Agreement. The Kiernan Bonus Agreement sets forth the terms under which Mr.

Kiernan would be eligible and entitled to short-term and long-term incentive cash and equity bonuses.

Under the Kiernan Employment Agreement, Mr. Kiernan’s annual base salary is to be at an annual rate of not less than the following respective amounts (the “Kiernan Annual Base Salary”):

Period of Employment	Annual Salary Rate
Effective Date through September 30, 2022	$400,000
October 1, 2022 through September 30, 2023	$425,000
October 1, 2023 through September 30, 2024	$450,000

Within 30 days after the Effective Date, Mr. Kiernan also received a signing bonus of $25,000.

Under the Kiernan Employment Agreement, Mr. Kiernan also (i) is eligible for and entitled to short-term and long-term incentive cash bonuses in accordance with the terms and provisions of the Kiernan Bonus Agreement; (ii) may be awarded, under the Company’s Stock Incentive Plan of 2015, or any successor or other incentive plan adopted by the Company from time to time, restricted shares in accordance with the terms and provisions of the Kiernan Bonus Agreement; (iii) may be eligible to otherwise participate in the Company’s Stock Incentive Plan of 2015, or any successor or other incentive plan adopted by the Company from time to time; (iv) is eligible to (A) participate in the employee benefit plans, policies, programs, practices and arrangements that the Company provides to its executives generally from time to time, and (B) receive perquisites on a basis no less favorable than as provided by the Company from time to time to other senior executives of the Company; and (v) may be entitled to certain severance payments.

Under the terms of the Kiernan Employment Agreement, if the Company terminates Mr. Kiernan’s employment without “Cause” or if, following a “Change in Control” of the Company, Mr. Kiernan resigns for “Good Reason” (each as defined in the Kiernan Employment Agreement), then Mr. Kiernan will be entitled to receive, subject to his execution, delivery, and non-revocation of a release of claims and subject to his compliance with the restrictive covenants set forth in the Kiernan Employment Agreement, an amount equal to 150% of his base salary for the most recently completed fiscal year.

The Kiernan Employment Agreement also includes various restrictive covenants in favor of the Company, including a confidentiality covenant, a nondisparagement covenant, and 12-month post-termination noncompetition and customer and employee nonsolicitation covenants.

Under the terms of the Kiernan Bonus Agreement, Mr. Kiernan is eligible to earn a long term cash flow bonus, long term return of capital bonus, and long term real estate bonus (collectively, the “Kiernan Long Term Retention Bonus”), and with respect to the period beginning October 1, 2021, through September 30, 2024 (the “Kiernan Long Term Period”) in accordance with the specific performance metrics set forth in the Kiernan Bonus Agreement. Fifty percent of the Kiernan Long Term Retention Bonus shall be earned on January 1, 2025, so long as Mr. Kiernan is continuously employed by the Company or its affiliates from the Effective Date through such date, and the remaining fifty percent of the Kiernan Long Term Retention Bonus shall be earned on January 1, 2026, so long as Mr. Kiernan is continuously employed by the Company or its affiliates from the Effective Date through such date. Notwithstanding the foregoing, if a Change in Control (as defined in the Kiernan Bonus Agreement) occurs (i) on or after September 30, 2024, but prior to payment of the Kiernan Long Term Retention Bonus, then Mr. Kiernan would be entitled to receive the entire Kiernan Long Term Retention Bonus; or (ii) after the Effective Date but prior to September 30, 2024, then Mr. Kiernan would be entitled to receive a pro-rata portion of the Kiernan Long Term Retention Bonus.

Under the terms of the Kiernan Bonus Agreement, Mr. Kiernan is also eligible to earn a transaction bonus upon a Change in Control that occurs during the Kiernan Long Term Period so long as he remains continuously employed by the Company or its affiliates through the closing of such Change in Control, with the amount of such transaction bonus based on the sale price and market capitalization, all as set forth in the Kiernan Bonus Agreement.

In addition, under the terms of the Kiernan Bonus Agreement, for each fiscal year of his employment, beginning with the fiscal year ending September 30, 2022, Mr. Kiernan is eligible to earn or be awarded an annual adjusted EBITDA performance bonus, an annual ROI performance bonus, and an annual discretionary performance bonus, so long as Mr. Kiernan is continuously employed from the Effective Date through the last day of the applicable fiscal year. The performance targets shall be determined by the Company from time to time, with the initial year’s performance targets being as set forth in the Kiernan Bonus Agreement.

Under the terms of the Kiernan Bonus Agreement, if at any time during the Kiernan Long Term Period the average 30-day closing per share price of the Company’s Common Stock exceeds the applicable price per share thresholds below, Mr. Kiernan will be granted the corresponding number of shares of restricted stock pursuant to an award agreement in accordance with the Company’s Stock Incentive Plan of 2015. Except to the extent of any acceleration or forfeiture otherwise set forth in the respective award agreement, one-half of the restricted shares granted to Mr. Kiernan and held by him as of the end of the Kiernan Long Term Period shall vest on January 1, 2025, and the remaining one-half of restricted shares granted to Mr. Kiernan and held by him as of the end of the Long Term Period shall vest on January 1, 2026, in each case subject to a Termination of

Service (as defined in the respective award agreement) not having occurred as of or prior to the applicable vesting date. The restricted shares will also fully vest upon a Termination of Service by the Company without Cause or, following a Change in Control, due to a resignation by Mr. Kiernan for Good Reason (each as defined in the respective award agreement).

Price Per Share Threshold	Number of Shares Granted
$35 per share	5,000 restricted shares
$40 per share	12,500 restricted shares
$45 per share	20,000 restricted shares

Perry Del Vecchio

On September 6, 2022, the Company entered into an employment agreement (the “Del Vecchio Employment Agreement”) with Perry Del Vecchio relating to Mr. Del Vecchio’s employment as the Company’s Chief Financial Officer. The Del Vecchio Employment Agreement provided for an annual base salary of $240,000 (subject to increases from time to time as determined by the Company). Mr. Del Vecchio was eligible for (i) a $25,000 sign-on bonus; (ii) and initial Equity award of 747 restricted shares of the Company’s common stock (the “Sign on Grant”); and (iii) for each fiscal year of the Company (beginning in the 2023 fiscal year), an annual incentive compensation award with an annual target opportunity in an amount equal to 40% of his particular fiscal year’s annual base salary.

The Del Vecchio Employment Agreement also provided that, if Mr. Del Vecchio’s employment is terminated by the Company without “cause” or Mr. Del Vecchio resigned with “good reason” (as each such term is defined in the Del Vecchio Employment Agreement), then, subject to his execution, delivery, and non-revocation of a general release of claims in favor of the Company, Mr. Del Vecchio would have been entitled to (i) cash severance in an amount equal an amount equal to 25% of his base salary if such separation from service is incurred on or prior to September 30, 2023, or an amount equal to 50% of his base salary if such separation from service is incurred after September 30, 2023; (ii) the Sign-On Grant will also vest fully and immediately upon such a termination; (iii) the Accrued Obligations (as defined in the Del Vecchio Employment Agreement) in a cash lump sum within 30 days after the date of termination; (iv) any rights or payments that are vested benefits or that Mr. Del Vecchio was otherwise entitled to receive at or subsequent to the date of termination under any employee benefit plan or any other contract or agreement with the Company; and (iv) any Annual Bonus (as defined in the Del Vecchio Employment Agreement) that had been earned but not paid as of the date of termination.

The Del Vecchio Employment Agreement included various restrictive covenants in favor of the Company, including a confidentiality covenant, a non-disparagement covenant, and 12-month post-termination noncompetition and customer and employee non-solicitation covenants.

Richard Rallo

On December 2, 2019, the Company entered into an employment agreement (the “Rallo Employment Agreement”) with Richard Rallo relating to Mr. Rallo’s employment as the Company’s Chief Financial Officer. The Rallo Employment Agreement provided for an annual base salary of $275,000 (subject to increases from time to time as determined by the Company). Mr. Rallo was eligible for an annual incentive compensation award with an annual target opportunity in an amount equal to 40% of his annual base salary.

The Rallo Employment Agreement also provided that, if Mr. Rallo’s employment is terminated by the Company without “cause” or Mr. Rallo resigned with “good reason” (as each such term is defined in the Rallo Employment Agreement), then, subject to his execution, delivery, and non-revocation of a general release of claims in favor of the Company, Mr. Rallo would have been entitled to (i) cash severance in an amount equal to 12 months of the annual base salary; (ii) the Accrued Obligations (as defined in the Rallo Employment Agreement) in a cash lump sum within 30 days after the date of termination; (iii) any rights or payments that are vested benefits or that Mr. Rallo was otherwise entitled to receive at or subsequent to the date of termination under any employee benefit plan or any other contract or agreement with the Company; and (iv) any Annual Bonus (as defined in the Rallo Employment Agreement) that had been earned but not paid as of the date of termination.

The Rallo Employment Agreement included various restrictive covenants in favor of the Company, including a confidentiality covenant, a non-disparagement covenant, and 12-month post-termination noncompetition and customer and employee non-solicitation covenants.

In addition to his position as Chief Financial Officer, Mr. Rallo served as the Senior Vice President, Chief Accounting Officer, and Corporate Secretary of the Company.

On May 17, 2022, Richard Rallo notified the Company of his decision to resign from his role as the Company’s Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer) effective as of May 31, 2022, upon which the Rallo Employment Agreement terminated. Mr. Rallo’s decision to resign was for personal reasons to eliminate extensive travel and/or avoid relocation to Florida and is not related to any disagreement with the Company or its independent registered public accountants on any matter relating to the Company’s financial or accounting operations, policies, or practices.

In an effort to ensure a seamless transition while the Company recruited a new Chief Financial Officer and to provide transition assistance to the new Chief Financial Officer, Mr. Rallo was retained as a consultant with the Company, effective as of June 1, 2022, for a period up to seven months. The consulting agreement provided that Mr. Rallo would receive, among other things, $5,000 per month for the duration of the agreement. The consulting agreement also included confidentiality and intellectual property provisions. Mr. Rallo provided consulting services to the Company through December 31, 2022.

Danny Sutton

On November 15, 2017, the Company entered into an employment offer letter (the “Sutton Offer Letter”) with Mr. Sutton primarily addressing his compensation. The Sutton Offer Letter provided for Mr. Sutton to receive an initial annual base salary $225,000 (currently $275,000) and to be eligible for discretionary annual performance bonuses of up to 40% of his annual salary. Mr. Sutton’s employment with the Company is at-will.

The Sutton Offer Letter also provides that, if Mr. Sutton’s employment is terminated by the Company without “cause,” then, subject to his execution, delivery, and non-revocation of a general release of claims in favor of the Company, Mr. Sutton will be entitled to (i) cash severance, payable in weekly installments, in an amount equal to 26 weeks of the annual base salary if such termination occurs prior to December 31, 2019; (ii) cash severance, payable in weekly installments, in an amount equal to 52 weeks of the annual base salary if such termination occurs prior to December 31, 2020, but subsequent to December 31, 2019; and (iii) cash severance, payable in weekly installments, in an amount equal to 78 weeks of the annual base salary if such termination occurs subsequent to December 31, 2020.

Outstanding Equity Awards at Fiscal Year End 2022

The following table shows the number of exercisable and unexercisable stock options and stock grants held by our named executive officers at September 30, 2022.

		Option Awards				Stock Awards
Name	Grant Date	Number of securities underlying unexercised options exercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units or Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
John E. Kiernan	9/7/2018	22,500(1)	67,500(1)	33.60	12/31/2026	—	—	—	—
	4/1/2022	—	—	—	—	5,000(2)	141,200	—	—
	5/18/2022	—	—	—	—	12,500(2)	353,000	—	—
	—	—	—	—	—	—	—	20,000(2)(3)	564,800
Richard Rallo	10/11/2019	—	24,500(5)	33.96	12/31/2026	—	—	—	—
Perry Del Vecchio	9/6/2022	—	—	—	—	747(4)	21,095	—	—
Danny Sutton	10/11/2019	8,000(5)	24,000(5)	33.96	12/31/2026	—	—	—	—
	11/5/2021	—	—	—	—	674(6)	19,034	—	—
James Sampel	10/11/2019	—	9,000(5)	33.96	12/31/2026	—	—	—	—
	11/5/2021	—	—	—	—	472(6)	13,329	—	—

(1)
This option grant was granted as incentive stock options on September 7, 2018. The option exercise price for these options was set at $33.60, the closing price on September 7, 2018. This grant was to have vested as follows: (i) 25% of the options will vest if the price of the Company’s common stock during a consecutive 20-trading day period exceeds $35.00; (ii) 25% of the options will vest if the price of the Company’s common stock during a consecutive 20-trading day period exceeds $40.00; (iii) 25% of the options will vest if the price of the Company’s common stock during a consecutive 20-trading day period exceeds $45.00; and (iv) 25% of the options will vest if the price of the Company’s common stock during a consecutive 20-trading day period exceeds $50.00. If the applicable stock price hurdles have not been achieved by (A) the date that is 18 months following the termination of employment, if the employment is terminated due to death or disability, (B) the date that is 12 months following the termination of employment, if the employment is terminated by the Company without cause, with good reason, or due to the retirement, or (C) the date of the termination of the employment for any other reason, then any unvested options will be forfeited. In addition, if the applicable stock price hurdles have not been achieved by December 31, 2022 then any unvested options will be forfeited. The grant will also become vested to the extent that the applicable stock price hurdles are satisfied in connection with a change in control of the Company. Although the option grant remained in effect as of September 30, 2022, because only the first hurdle had been reached as of December 31, 2022, only 22,500 of the options vested and the remainder of the options have now expired.
(2)
One-half of the restricted shares are scheduled to vest on January 1, 2025, subject to there being no termination of service for Mr. Kiernan having occurred, and the remaining shares are schedule to vest on January 1, 2026, in each case subject to no termination of service for Mr. Kiernan having occurred as of or prior to the vesting date. If, prior to the vesting date, such a termination of service occurs (i) without Cause; (ii) following a Change in Control, due to resignation for Good Reason; (iii) due to death; or (iv) due to Disability (as such terms are defined in the restricted stock awards), then any unvested restricted shares shall fully vest. If such a termination of service occurs for any other reason, then any unvested restricted shares would be forfeited.
(3)
These restricted shares will be earned and awarded if at any time during the long-term period of October 1, 2021 through and including September 30, 2024, the average 30-day closing per share price of the Company’s stock were to exceed $45.
(4)
These restricted shares are scheduled to vest on January 1, 2024.
(5)
These option grants were granted as incentive stock options on October 11, 2019. The option exercise price for these options was set at $33.96, the closing price on October 11, 2019. These grants were to have vested as follows: (i) 25% of the options will vest if the price of the Company’s common stock during a consecutive 20-trading day period exceeds $35.00; (ii) 25% of the options will vest if the price of the Company’s common stock during a consecutive 20-trading day period exceeds $40.00; (iii) 25% of the options will vest if the price of the Company’s common stock during a consecutive 20-trading day period exceeds $45.00; and (iv) 25% of the options will vest if the price of the Company’s common stock during a consecutive 20-trading day period exceeds $50.00. If the applicable stock price hurdles have not been achieved by (A) the date that is 18 months following the termination of employment, if the employment is terminated due to death or disability; (B) the date that is 12 months following the termination of employment, if the employment is terminated by the Company without cause, with good reason, or due to the retirement; or (C) the date of the termination of the employment for any other reason, then any unvested options will be forfeited. In addition, if the applicable stock price hurdles have not been achieved by December 31, 2022 then any unvested options will be forfeited. The grant will also become vested to the extent that the applicable stock price hurdles are satisfied in connection with a change in control of the Company. Although these option grants remained in effect as of September 30, 2022, because only the first hurdle under each such option grant had been reached as of December 31, 2022, only 25% of each option grant vested and the remainder of the options have now expired. Mr. Sampel exercised his vested options.

(6)
These restricted shares were scheduled to vest and vested on January 1, 2023.

Option Exercises and Stock Vested in Fiscal Year 2022

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
John E. Kiernan	—	$—	6,079	$229,118

Richard Rallo	8,000	$24,320	619	$23,330

Perry Del Vecchio	—	$—	—	$—

Danny Sutton	—	$—	714	$26,911

James Sampel	3,000	$24,120	519	$19,561

Pension Benefits

Management Security Plan

The management security plan (“MSP”), which has now been terminated and fully paid out, was a nonqualified, noncontributory defined benefit retirement plan for a select group of management personnel. Had the plan not been terminated and had benefits not been paid out in a lump sum, the MSP would have provided a fixed supplemental retirement benefit for 180 months certain. The MSP was frozen on September 30, 2017 and was terminated on September 30, 2019. In August 2020, a lump sum payout was made to the MSP participants. Mr. Sutton, who was a participant in the MSP, was paid $203,000 as a lump sum termination payout from the MSP. None of our other NEOs were participants in the MSP.

Nonqualified Deferred Compensation

None of our NEOs participate in any nonqualified defined contribution plan.

Potential Payments upon Termination or Change of Control

John E. Kiernan

Under the terms of the Kiernan Employment Agreement, if the Company terminates Mr. Kiernan’s employment without “Cause” or if, following a “Change in Control” of the Company, Mr. Kiernan resigns for “Good Reason” (each as defined in the Kiernan Employment Agreement), then Mr. Kiernan will be entitled to receive, subject to his execution, delivery, and non-revocation of a release of claims and subject to his compliance with the restrictive covenants set forth in the Kiernan Employment Agreement, an amount equal to 150% of his base salary for the most recently completed fiscal year, paid in equal installments for the 18-month period following the Date of Termination (as defined in the Kiernan Employment Agreement). In addition, during the 18-month period following the Date of Termination, the Company will provide to Mr. Kiernan the same health care benefit coverage being made available to similarly situated active Company employees (at no cost to Mr. Kiernan in excess of the employee premium cost applicable to similarly situation active Company employees).

If a Change in Control (as defined in the Kiernan Bonus Agreement) occurs (i) on or after September 30, 2024, but prior to payment of the Kiernan Long Term Retention Bonus, then Mr. Kiernan would be entitled to receive the entire Kiernan Long Term Retention Bonus, or (ii) after the Effective Date but prior to September 30, 2024, then Mr. Kiernan would be entitled to receive a pro-rata portion of the Kiernan Long Term Retention Bonus.

Under the terms of the Kiernan Bonus Agreement, Mr. Kiernan is also eligible to earn a transaction bonus upon a Change in Control that occurs during the Kiernan Long Term Period so long as he remains continuously employed by the Company or its affiliates through the closing of such Change in Control. The amount of the transaction bonus is a percentage of the market capitalization associated with the Change of Control transaction, which is determined by multiplying the number of issued and outstanding shares by the sales price per share in the Change of Control transaction. The percentage that is applied to determine the transaction bonus is dependent on the dollar amount of the sales price per share, with the percentage applied being higher if the sales price per share is higher. The following table sets forth the respective percentages:

Sale Price Per Share	Percentage Applied
>$35 and <$40	0.25%
≥$40 and <$45	0.50%
≥$45 and <$50	0.75%
≥$50 and <$55	1.00%
≥$55	1.25%

The restricted shares granted in connection with the Kiernan Bonus Agreement will also fully vest upon a Termination of Service by the Company without Cause or, following a Change in Control, due to a resignation by Mr. Kiernan for Good Reason (each as defined in the respective award agreement).

Danny Sutton

The Sutton Offer Letter provides that, if the Company terminates Mr. Sutton’s employment without “cause,” including following a change of control of the Company, then Mr. Sutton will be entitled to receive, subject to his execution, delivery, and non-revocation of a release of claims, (i) cash severance, payable in weekly installments, in an amount equal to 26 weeks of the annual base salary if such termination occurs prior to December 31, 2019, (ii) cash severance, payable in weekly installments, in an amount equal to 52 weeks of the annual base salary if such termination occurs prior to December 31, 2020, but subsequent to December 31, 2019, and (iii) cash severance, payable in weekly installments, in an amount equal to 78 weeks of the annual base salary if such termination occurs subsequent to December 31, 2020 or at any time after a change of control.

Perry Del Vecchio

The employment agreement with Mr. Del Vecchio provides that, if the Company terminates Mr. Del Vecchio’s employment without cause or if, following a change of control of the Company, Mr. Del Vecchio resigns for good reason, then Mr. Del Vecchio will be entitled to receive, subject to his execution, delivery, and non-revocation of a release of claims and subject to his compliance with the restrictive covenants set forth in the employment agreement, an amount equal 25% of his base salary for the most recently completed fiscal year, if such separation from service is incurred on or prior to September 30, 2023 or an amount equal to 50% of his base salary for the most recently completed fiscal year, if such separation from service is incurred after September 30, 2023. The Del Vecchio Sign-On Grant will also vest fully and immediately upon such a termination.

The following table sets forth estimates of the amounts payable to each of the NEOs under their respective employment agreements, assuming a change of control occurred on September 30, 2022 or the NEO experienced a qualifying termination of employment under his agreement on September 30, 2022.

Named Executive Officer	Termination Without Cause prior to Change -in-Control (1)(2)(3)	Resignation for Good Reason prior to Change -in-Control	Termination Without Cause or Resignation for Good Reason Following a Change-in- Control (1)(2)(3)
John E. Kiernan	$600,000	$—	$600,000
Perry G. Del Vecchio	$60,000	$—	$60,000
Danny Sutton	$433,116	$—	$433,116

(1)
Amounts in this table would be payable over 18 months for Mr. Kiernan.
(2)
Amounts in this table would be payable over 12 months for Mr. Del Vecchio.
(3)
Amounts in this table would be payable over 18 months for Mr. Sutton.

CEO Compensation Pay Ratio

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the CEO. We believe that executive pay should be internally consistent and equitable to motivate our employees to create shareholder value. The annual total compensation for fiscal year 2022 for Mr. Kiernan, our current President and CEO, was $1,342,083 as reported under the heading “Summary

Compensation Table”. Our median employee’s total compensation for fiscal year 2022 was $32,373. As a result, we estimate that Mr. Kiernan’s fiscal year 2022 total compensation was approximately 42 times that of our median employee.

Our CEO to median employee pay ratio was calculated in accordance with Item 402(u) of Regulation S-K. We identified the median employee by examining fiscal year 2022 total compensation consisting of base salary, annual bonus amounts, stock-based compensation (based on the grant date fair value of awards during fiscal year 2022) and other incentive payments for all full-time, part-time, seasonal and hourly employees who were employed by the Company on September 30, 2022, other than our CEO. After identifying the median employee based on fiscal year 2022 total compensation, we calculated annual total compensation for such median employee using the same methodology we use for our named executive officers as set forth in the “Total” column in the Summary Compensation Table.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Anti-Hedging / Anti-Pledging Policy

The Company’s insider trading policy and procedures discourages any director, executive officer or other employee, from purchasing any financial instruments that are designed to hedge or offset any decrease in the market value of equity securities of the Company in any way that allows the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. The Company requires that any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Chairman of the Board or President and Chief Executive Officer, which request for pre-clearance of a hedging or similar arrangement must be submitted to the Chairman of the Board or President and Chief Executive Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Similarly, directors, officers and other Company employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to the Company’s prohibition on margin accounts and pledging may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. The Company requires that any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Chairman of the Board or President and Chief Executive Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction.

Certain Relationships and Related Party Transactions

Alico may engage in a transaction or series of transactions with our Directors, executive officers and certain persons related to them. All such transactions are subject to approval or ratification in accordance with a written related person transaction policy adopted by the Board of Directors. This policy defines a “related person” as: (1) any person who is, or at any time since the beginning of Alico’s last fiscal year was, a Director or executive officer of Alico or a nominee to become a Director of Alico; (2) any person who is known to be the beneficial owner of more than 5% of any class of Alico’s voting securities; (3) any immediate family member of any of the foregoing persons, and any person (other than domestic employees or tenant) sharing the household of such person; and (4) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. This policy defines a “related person transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) that occurred since the beginning of Alico’s most recent fiscal year in which (1) Alico was, is or will be a participant, (2) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; and (3) any related person had, has or will have a direct or indirect material interest.

Under Alico’s policy, all related person transactions are to be approved by the Audit Committee or an ad hoc subcommittee composed of independent directors (including at least one audit committee financial expert) in certain circumstances. In reviewing related person transactions, the Audit Committee or ad hoc subcommittee will consider all relevant material facts and circumstances available to it, including the benefits of the transaction to Alico, the nature and extent of the related person interest, the impact on any interested Director’s independence and judgment to act in the best interests of Alico and whether the transaction is on terms no less favorable than those generally available to an unaffiliated third party under similar circumstances.

Related Party Transactions

On January 1, 2022, Mr. Kiernan, the Company’s President and CEO, entered into a Hunting Lease Agreement and Real Estate Purchase and Sale Option Agreement, with the Company (the “Kiernan Lease Agreement”). Under the Kiernan Lease Agreement, the Company was leasing what was originally estimated to be approximately 93 acres of Company owned, largely unimproved land

(the “Land”) to Mr. Kiernan for a three-year term commencing on January 1, 2022, and ending on January 1, 2025, and with a yearly rent of $1,860.00. Additionally, under the terms of the Kiernan Lease Agreement, the Company had granted to Mr. Kiernan an option to purchase the Land from the Company, exercisable only during the one-year period January 1, 2022 through January 1, 2023, and at a price of $480,000 ($5,161 per acre), which price was based on an independent appraisal obtained by the Company and dated as of November 11, 2021. On August 26, 2022, Mr. Kiernan exercised his option to purchase the land. Pursuant to exercise of the option, the Company sold what turned out to be a parcel of approximately 85 acres to Mr. Kiernan on October 20, 2022, for approximately $438,900 ($5,161 per acre). The Kiernan Lease Agreement (including the grant of the option to purchase) was approved in accordance with the Company’s related person transaction policy by an ad hoc subcommittee comprised of all independent directors (including at least one audit committee financial expert) after considering all relevant material facts and circumstances and after determining, based on such facts and circumstances, that the terms of the Kiernan Lease Agreement (including the grant of the option to purchase) were comparable to terms the Company could have obtained in arm’s-length dealings with unrelated third parties.

Additionally, the following related person transactions were pre-approved under the Company’s policy, subject to certain limitations: (1) employment of executive officers if compensation is required to be reported in Alico’s Annual Report on Form 10-K or Alico’s proxy statement or if the officer is not an immediate family member of a related person and the compensation was approved or recommended for approval by the Compensation Committee; (2) Director compensation or reimbursement and reimbursement of expenses in connection with such service if consistent with a Board of Directors-approved compensation of reimbursement policy; (3) reimbursement of employee expenses if consistent with a Board of Directors-approved reimbursement policy; (4) transactions where the related person’s interest arises solely from owning Alico common stock and all holders of Alico common stock receive the same benefit on a pro rata basis; (5) transactions available to all Alico employees generally; (6) charitable contributions, grants or endowments to an organization where the related person is an employee or director (but not an executive officer) if the aggregate amount does not exceed the lesser of $200,000 or 2% of the organization’s total annual receipts, expenditure or assets; and (7) transactions previously approved by the Audit Committee prior to the adoption of the policy.

Nasdaq Rule 5250(B)(3) Agreements Arrangements

The Company is also required by Rule 5250(b)(3) of the Nasdaq Rules to disclose all agreements and arrangements between any Director or nominee for Director, and any person or entity other than the Company, relating to compensation or other payment in connection with such person’s candidacy or service as a Director of the Company. The Company is not aware of any such agreements.

Audit Committee Report

The Audit Committee had primary responsibility for interacting with the Company’s independent auditors during the preparation of the audited financial statements for the fiscal year ended September 30, 2022 (the “audited financial statements”). The Audit Committee currently consists of the following independent Directors: W. Andrew Krusen Jr. (Chairman), R. Greg Eisner (who is not standing for re-election), Toby K. Purse and Adam H. Putnam.

W. Andrew Krusen Jr. was designated Audit Committee financial expert and was qualified to act in such capacity. The Audit Committee prepared the following report on its activities with respect to the Company’s audited financial statements for the fiscal year ended September 30, 2022:

•
The Audit Committee has reviewed and discussed the audited financial statements with management of the Company.
•
The Audit Committee has discussed with RSM US LLP, the Company’s independent auditors, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as amended or supplemented and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
•
The Audit Committee has received from RSM US LLP the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committee Concerning Independence and has discussed and confirmed with RSM US LLP its independence with respect to Alico.
•
.The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment of and the effectiveness of the Company’s internal control over financial reporting.
•
Based on, and relying on, the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022, for filing with the SEC.

Audit Committee:

R. Greg Eisner

Benjamin D. Fishman

W. Andrew Krusen, Jr., Chairman

Toby K. Purse

Adam H. Putnam

PROPOSAL 2:

RATIFICATION OF THE SELECTION OF RSM US LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected RSM US LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending September 30, 2023. RSM US LLP currently serves as our independent registered public accounting firm.

Representatives of RSM US LLP will be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Shareholder Ratification of the Selection of Independent Registered Public Accountants

We are asking our shareholders to ratify the selection of RSM US LLP as our independent registered public accounting firm. Although ratification is not required by our Articles of Incorporation, Amended and Restated Bylaws or otherwise, the Board of Directors is submitting the selection of RSM US LLP to our shareholders for ratification as a matter of good corporate practice. In the event the selection is not ratified by our shareholders, the selection will be reconsidered by the Audit Committee and the Board of Directors. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interest of the Company and our shareholders.

Independent Registered Public Accounting Firm

Fees incurred relating to services provided by RSM US LLP for the fiscal years ended September 30, 2022 and 2021 were as follows:

	2022	2021
Audit Fees(1)	$436,200	$291,250
Audit Related Fees(2)	$—	$—
Tax Fees(3)	$—	$—
All Other Fees(4)	$—	$—
Total	$436,200	$291,250

(1)
Audit fees include the aggregate fees billed by RSM US LLP for professional services and expenses rendered for the annual audit and quarterly reviews of the Company’s consolidated financial statements for the fiscal years ended September 30, 2022 and 2021. Audit fees for the fiscal year ended September 30, 2022, also include additional fees related to the audit procedures required over internal control over financial reporting due to the Company transitioning to an accelerated filer.
(2)
Audit–related fees billed include fees by RSM US LLP for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. As indicated, no such audit-related fees were billed by RSM US LLP for the fiscal years ended September 30, 2022 and 2021.
(3)
Tax fees include fees include fees billed by RSM US LLP for professional services rendered for tax compliance, advice and planning services. As indicated, no such tax fees were billed by RSM US LLP for the fiscal years ended September 30, 2022 and 2021.
(4)
RSM US LLP did not render or bill for any services other than those listed above for the fiscal years ended September 30, 2022 and 2021.

The Audit Committee Charter requires that the Audit Committee pre-approve all services performed by the Company’s registered public accounting firm. To fulfill that requirement, the Company’s independent registered public accounting firm, RSM US LLP, provides a proposal to the Audit Committee for all services it proposes to provide, and the Audit Committee then approves the proposal as appropriate. During fiscal years 2022 and 2021, 100% of the services provided by RSM US LLP were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF RSM US LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2023.

OTHER BUSINESS

The Board of Directors is aware of no other matter that will be presented for action at the meeting. If any other matter requiring a vote of the shareholders properly comes before the meeting, the persons authorized under management proxies will vote and act according to their best judgment.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2024 ANNUAL MEETING

Any proposals to be presented at the 2024 Annual Meeting of Shareholders (“2024 Annual Meeting”) should be sent by certified mail, return receipt requested, and must be received by the Company at its principal executive offices, directed to the attention of Mary Molina, Corporate Secretary, no later than September 22, 2023 in order to be included in the Company’s Proxy Statement and form of proxy for that meeting under Rule 14a-8 of the Exchange Act. Such proposals must comply with all applicable requirements of Rule 14a-8 of the Exchange Act, including applicable minimum market value and holding period requirements set forth in Rule 14a-8(b). Upon receipt of any proposal, the Company will determine whether or not to include the proposal in the Proxy Statement and proxy card in accordance with regulations governing the solicitation of proxies. The proposal must comply in all respects with the rules and regulations of the SEC.

In order for a shareholder to nominate a candidate for Director under our bylaws, timely written notice of the nomination must be delivered to, or mailed and received by, our Corporate Secretary at our principal executive offices in advance of the meeting. Ordinarily, such notice must be received not less than 120, nor more than 150, days before the first anniversary of the prior year’s meeting. For the 2024 Annual Meeting, the notice would have to be received no earlier than September 26, 2023 and no later than October 26, 2023. However, in the event that (i) no annual meeting is held in 2023, or (ii) the date of the 2024 Annual Meeting is held earlier than January 24, 2024 or later than April 23, 2024, notice must be received no later than the close of business on the later of the 120th day prior to the date of the 2024 Annual Meeting, or the tenth day following the day on which public notice of the meeting was given. The notice of nomination must include certain information concerning the shareholder submitting the nomination and as to each person whom the shareholder proposes to nominate for election as specified in the Company’s Amended and Restated Bylaws. In addition, shareholders who intend to solicit proxies in support of director nominees other than those nominees nominated by the Company must also comply with the additional requirements of Rule 14a–19(b) under the Exchange Act.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by our Company during the same period as director nominations described above. Such notice must include certain information concerning the shareholder and such other business, as specified in the Company’s Amended and Restated Bylaws.

SHAREHOLDERS SHARING AN ADDRESS

Alico will deliver only one Proxy Statement and only one 2022 Annual Report to Shareholders to multiple shareholders sharing an address unless Alico has received contrary instructions from one or more of its shareholders. Alico undertakes to deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and the 2022 Annual Report to Shareholders to a shareholder at a shared address to which a single copy of this Proxy Statement and the 2022 Annual Report to Shareholders is delivered. A shareholder can notify Alico that the shareholder wishes to receive a separate copy of this Proxy Statement, and/or the 2022 Annual Report to Shareholders or a future Proxy Statement and/or Annual Report to Shareholders, by written request directed to:

Alico, Inc.

10070 Daniels Interstate Court

Suite 200

Fort Myers, FL 33913

(239)226-2000

Attention: Mary Molina, Corporate Secretary

Likewise, shareholders sharing an address who are receiving multiple copies of this Proxy Statement and the 2022 Annual Report to Shareholders and wish to receive a single copy of future Proxy Statements and/or Annual Reports to Shareholders may notify Alico at the address and telephone number listed above.

2022 Annual Report to Shareholders

The Company’s 2022 Annual Report to Shareholders for fiscal year 2022, which includes our Annual Report on Form 10-K for fiscal year 2022, and which in turn includes our audited financial statements for fiscal year 2022, is being mailed along with this Proxy Statement; however, it is not intended that the Annual Report to Shareholders be deemed a part of this Proxy Statement or a solicitation of proxies.

A copy of our 2022 Annual Report to Shareholders for fiscal year 2022, including our Annual Report on Form 10-K for fiscal year 2022 and our audited financial statements for fiscal year 2022, may also be obtained upon request, and without charge, by writing:

Alico, Inc.

10070 Daniels Interstate Court

Suite 200

Fort Myers, FL 33913

Attention: Mary Molina, Corporate Secretary

By Order of the Board of Directors

/s/ Mary Molina
Mary Molina
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on February 23, 2023: The Company’s Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 are available on our website at http://www.alicoinc.com. In addition, you may access these materials at https://www.materials.proxyvote.com/016230.

MMMMMMMMMMMM 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 MMMMMMMMM Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Proxies submitted by the Internet or telephone must be received by 9:30a.m., Eastern Time, on February 23, 2023. Online Go to www.investorvote.com/ALCO or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/ALCO 2023 Annual Meeting Proxy Card 123456789012345 • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THEBOTTOM PORTION IN THEENCLOSED ENVELOPE. • Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2. A 1. ELECTION OF DIRECTORS: + For Against Abstain For Against Abstain For Against Abstain 01 -John E. Kiernan 02 -George R. Brokaw 03 -Katherine R. English 04 -Benjamin D. Fishman 05 -W. Andrew Krusen Jr. 06 -Toby K. Purse 07 -Adam H. Putnam 08 -Henry R. Slack For Against Abstain 2. RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF RSM NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH US LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ACCOUNTING FIRM FOR FISCAL YEAR 2023 ADJOURNMENT THEREOF. Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. B (Executors, Administrators, Trustees, Guardians, etc. will so indicate when signing.) Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 562161 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM + 03QF6E 2023 Annual Meeting Admission Ticket 2023 Annual Meeting of ALICO, INC. February 23, 2023 at 9:30 a.m. Eastern Standard Time Offices of Trenam Law 101 E Kennedy Blvd Suite 2700, Tampa, FL 33602 Upon arrival, please present this admission ticket and photo identification at the registration desk. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/ALCO • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THEBOTTOM PORTION IN THEENCLOSED ENVELOPE. • Proxy -Alico, Inc. + THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS The undersigned shareholder(s) of Alico, Inc., a Florida corporation (the “Company”), hereby appoints John Kiernan and Perry Del Vecchio, or either of them, the proxy or proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of the Company held of record by the undersigned on December 30, 2022, at the Annual Meeting of Shareholders of the Company to be held on Thursday, February 23, 2023 and at any and all adjournments or postponements thereof, with all powers the undersigned would possess if personally present. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated January 17, 2023. This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR THE NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. (Continued and to be signed on the other side) Non-Voting Items C Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. +